SCHEDULE 14A
                                 (Rule 14a-101)
                     Information Required in Proxy Statement

                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:

[ ]   Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]   Definitive Proxy Statement
[ ]   Definitive Additional Materials
[ ]   Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                          NETLIVE COMMUNICATIONS, INC.
           ---------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

           ----------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]   No fee required.
[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)   Title of each class of securities to which transaction applies:

-------------------------------------------------------------------------------

(2) Aggregate number of securities to which transaction applies:

-------------------------------------------------------------------------------

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

-------------------------------------------------------------------------------

(4) Proposed maximum aggregate value of transaction:

-------------------------------------------------------------------------------

(5) Total fee paid:

-------------------------------------------------------------------------------

[   ]    Fee paid previously with preliminary materials.
[   ]    Check box if any part of the fee is offset as provided by Exchange
         Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by Registration Statement number, or the Form or Schedule and the date of its filing.

         (1)      Amount Previously Paid:
                                           -----------------------------------

         (2)      Form, Schedule or Registration Statement No.:
                                                                --------------

         (3)      Filing Party:
                               -----------------------------------------------

         (4)      Date Filed:
                              ------------------------------------------------

                          NETLIVE COMMUNICATIONS, INC.
                       One World Trade Center, 87th Floor
                         New York, New York 11215 10048


                          ---------------------------

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                           TO BE HELD ON MAY 11, 1999

         NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders ("Meeting") of NetLive Communications, Inc., a Delaware corporation ("Company"), will be held at One World Trade Center, 87th Floor, New York, New York on May 11, 1999, at 10:00 a.m., for the following purposes, all as more fully described in the attached Proxy Statement:

         1. To approve (a) the issuance of 8,000,000 shares of common stock, par value $.0001 per share (the "Common Stock") (on a post-Reverse Split basis), and 1,000,000 shares of non-voting, convertible Series A preferred stock (the "Preferred Stock") (on a post-Reverse Split basis) to several Australian purchasers (the "Purchasers") for Ten Million Australian Dollars (AUD $10,000,000), (b) the purchase of 1,666,667 ordinary shares of Linda Industries Pty Limited, an Australian corporation ("Linda") and a wholly owned subsidiary of the Company, for AUD $1,666,667, (c) making an unsecured loan to Linda in the amount of AUD $3,333,333, (d) making an unsecured loan to Modara Oaks Pty Limited, an Australian corporation ("Modara") and a wholly owned subsidiary of the Company, in the amount of AUD $5,000,000, (e) the acquisition by Linda of the operating assets (the "Operating Assets") of Newton Grace Pty Limited, an Australian corporation ("Newton Grace") and one of the Purchasers, used in the manufacture and distribution of electric blankets, electric kettles, and other small electric appliances, for AUD $16,923,060, subject to adjustment, (f) the purchase by Modara of Newton Grace's registered trade marks (the "Brand Names") for AUD $5,000,000 and (g) the license of the Brand Names by Modara to Linda, all pursuant to an Amended and Restated Stock Purchase and Reorganization Agreement (the "Agreement") dated as of December 10, 1998 by and among the Company, Linda, Modara, Budbox Pty Limited, an Australian corporation ("Budbox"), Playbyrne Investments Pty Limited, an Australian corporation ("Playbyrne"), Newton Grace, Intercorp Group Pty Limited, an Australian corporation ("Intercorp"), Hallendon Pty Limited, an Australian corporation ("Hallendon"), Geoffrey Russell Player ("Mr. Player"), and Vicki Gaye Player ("Mrs. Player");

         2. To authorize an amendment to the Company's Certificate of Incorporation, as amended to date, to (a) amend Article I to change the name of the Company from NetLive Communications, Inc. to Lindatech Inc. and (b) amend Article IV to (i) change the number of authorized shares of Common Stock from 19,000,000 shares to 37,000,000 shares, and (ii) change the number of authorized shares of Preferred Stock from 1,000,000 shares to 4,000,000 shares;

         3. To approve a 3.4 to 1 reverse stock split (the "Reverse Split") of each issued and outstanding share of Common Stock and Preferred Stock and each share of Common Stock reserved for issuance upon exercise of outstanding options and warrants, so that immediately thereafter each pre-Reverse Split share shall equal 0.294 post-Reverse Split shares;

         4. To approve an amendment to the Company's 1996 Stock Option Plan (the "Option Plan") to increase from 800,000 (on a pre-Reverse Split basis) to 1,000,000 (on a post-Reverse Split basis) the number of shares of Common Stock reserved for issuance upon exercise of options granted under the Option Plan;

         5. To ratify and approve Founder Settlement Agreements between the Company and each of Michael Kharitonov, Andrew Schwartz, and Jeffrey Wolf, former officers and directors of the Company; and

         6. To transact such other business as may properly come before the Meeting and any and all adjournments thereof.

         THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY VOTE "FOR" THE AGREEMENT AND THE TRANSACTIONS THEREUNDER, AMENDMENTS TO THE CERTIFICATE OF INCORPORATION, THE REVERSE SPLIT, AMENDMENT OF THE OPTION PLAN, AND RATIFICATION OF THE FOUNDER SETTLEMENT AGREEMENTS. Certain stockholders, including several former officers and directors of the Company, who own approximately 52.6% of the outstanding voting securities of the Company, have agreed to vote all Common Stock over which they have voting control in favor of such proposals.

         The Board of Directors has fixed the close of business on April 23, 1999 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Meeting or any adjournment thereof.

         YOU ARE URGED TO READ THE ATTACHED PROXY STATEMENT, WHICH CONTAINS INFORMATION RELEVANT TO THE ACTIONS TO BE TAKEN AT THE MEETING. YOU ARE EARNEST REQUESTED TO DATE, SIGN AND RETURN THE ACCOMPANYING FORM OF PROXY IN THE ENVELOPE ENCLOSED FOR THAT PURPOSE (TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE
                                       ii

UNITED STATES) WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON. THE PROXY IS REVOCABLE BY YOU AT ANY TIME PRIOR TO ITS EXERCISE AND WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IN THE EVENT YOU ATTEND THE MEETING OR ANY ADJOURNMENT THEREOF. THE PROMPT RETURN OF THE PROXY WILL BE OF ASSISTANCE IN PREPARING FOR THE MEETING AND YOUR COOPERATION IN THIS RESPECT WILL BE APPRECIATED.

                                   By Order of the Board of Directors


                                   Adam Goldberg, Secretary


New York, New York
April 30, 1999

                          NETLIVE COMMUNICATIONS, INC.


                           --------------------------

                                 PROXY STATEMENT

                           --------------------------


                  SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON

                                  MAY 11, 1999


                           --------------------------

         This Proxy Statement and the accompanying form of proxy is furnished to stockholders of NetLive Communications, Inc., a Delaware corporation ("Company") in connection with the solicitation of proxies, in the accompanying form, by the Board of Directors of the Company for use in voting at the Special Meeting of Stockholders ("Meeting") to be held at One World Trade Center, 87th Floor, on May 11, 1999, at 10:00 a.m., and at any and all adjournments thereof.

         Accompanying this Proxy Statement is a Notice of Special Meeting of Stockholders, a form of proxy, a copy of the Company's amended Annual Report on Form 10-KSB/A-1 for the year ended March 31, 1998, the Company's Current Report on Form 8-K dated December 10, 1998, describing the transactions which are the subject of the Meeting, the Company's amended Current Report on Form 8-K/A-1 dated December 10, 1998, containing audited financial statements at June 30, 1998 and 1997 and for the years ended June 30, 1998, 1997 and 1996 and unaudited financial statements at December 31, 1998 and for the six months ended December 31, 1998, and the Company's quarterly report on Form 10-QSB for the quarter ended December 31, 1998, which contains unaudited financial statements at December 31, 1998 and for the six months and three months ended December 31, 1998.

         At the Meeting, the stockholders of the Company will be asked:

         1. To consider and vote upon a proposal (the "Agreement Proposal") to approve (a) the issuance of 8,000,000 shares of common stock, par value $.0001 per share (the "Common Stock") (on a post-Reverse Split basis), and 1,000,000 shares of non-voting, convertible Series A preferred stock (the "Preferred Stock") (on a post-Reverse Split basis) to several Australian purchasers (the "Purchasers") for Ten Million Australian Dollars (AUD $10,000,000), (b) the purchase of 1,666,667 ordinary shares of Linda Industries Pty Limited, an Australian corporation

("Linda") and a wholly-owned subsidiary of the Company, for AUD $1,666,667, (c) making an unsecured loan to Linda in the amount of AUD $3,333,333, (d) making an unsecured loan to Modara Oaks Pty Limited, an Australian corporation ("Modara") and a wholly-owned subsidiary of the Company, in the amount of AUD $5,000,000,
(e) the acquisition by Linda of the operating assets (the "Operating Assets") of Newton Grace Pty Limited, an Australian corporation ("Newton Grace") and one of the Purchasers, used in the manufacture and distribution of electric blankets, electric kettles, and other small electric appliance, for AUD $16,923,060, subject to adjustment, (f) the purchase of Modara of Newton Grace's registered trademarks (the "Brand Names") for AUD $5,000,000, and (g) the license of the Brand Names by Modara to Linda, all pursuant to an Amended and Restated Stock Purchase and Reorganization Agreement (the "Agreement") dated as of December 10, 1998 by and among the Company, Linda, Modara, Budbox Pty Limited, an Australian corporation ("Budbox"), Playbyrne Investments Pty Limited, an Australian corporation ("Playbyrne"), Newton Grace, Intercorp Group Pty Limited, an Australian corporation ("Intercorp"), Hallendon Pty Limited, an Australian corporation ("Hallendon"), Geoffrey Russell Player ("Mr. Player"), and Vicki Gaye Player ("Mrs. Player");

         2. To consider and vote upon a proposal (the "Charter Proposal") to authorize an amendment to the Company's Certificate of Incorporation, as amended to date, to (a) amend Article I to change the name of the Company from NetLive Communications, Inc. to Lindatech Inc. and (b) amend Article IV to (i) change the number of authorized shares of Common Stock from 19,000,000 shares to 37,000,000 shares, and (ii) change the number of authorized shares of Preferred Stock from 1,000,000 shares to 4,000,000 shares;

         3. To consider and vote upon a proposal (the "Reverse Split Proposal") to approve a 3.4 to 1 reverse stock split (the "Reverse Split") of each issued and outstanding share of Common Stock and Preferred Stock and each share of Common Stock reserved for issuance upon exercise of outstanding options and warrants, so that immediately thereafter each pre-Reverse Split share shall equal 0.294 post-Reverse Split shares;

         4. To consider and vote upon a proposal (the "Option Proposal") to approve an amendment to the Company's 1996 Stock Option Plan (the "Option Plan") to increase from 800,000 (on a pre-Reverse Split basis) to 1,000,000 (on a post-Reverse Split basis) the number of shares of Common Stock reserved for issuance upon exercise of options granted under the Option Plan;

         5. To consider and vote upon a proposal (the "Settlement Proposal") to ratify and approve Founder Settlement Agreements (the "Settlement Agreements") between the Company and each of Michael Kharitonov, Andrew Schwartz, and Jeffrey Wolf, former officers and directors of the Company; and

         6. To transact such other business as may properly come before the Meeting and any and all adjournments thereof.

         On or about April 30, 1999, this Proxy Statement and the accompanying form of proxy are being mailed to each stockholder of record at the close of business on April 23, 1999.

         The affirmative vote by the holders of the outstanding Common Stock constituting a majority of the voting power of the Company's outstanding voting securities present in person or represented by proxy at the Meeting and voting is required to approve the Agreement Proposal, Reverse Split Proposal, Option Proposal, and Settlement Proposal. Approval of the Charter Proposal requires the affirmative vote of the holders of a majority of the voting power of the Company's outstanding voting securities.

         The Board of Directors of the Company unanimously recommends that the stockholders of the Company vote "FOR" the Agreement proposal, the Charter Proposal, the Reverse Split Proposal, the Option Proposal, and the Settlement Proposal. Certain stockholders, including several former executive officers and directors of the Company, who own in the aggregate approximately 52.6% of the voting power of the Company's outstanding voting securities, have agreed to vote in favor of these proposals.

         Holders of the Company's voting securities will not be entitled to any dissenters or appraisal rights in connection with any of the proposals.

         Any proxy given pursuant to this solicitation may be revoked by the person giving it by giving notice to the Secretary of the Company in person, or by written notification actually received by the Secretary, at any time prior to its being exercised. Unless otherwise specified in the proxy, voting securities represented by proxies will be voted for the Agreement Proposal, the Charter Proposal, the Reverse Split Proposal, the Option proposal, and the Settlement Proposal.

         The Company's executive offices are located at One World Trade Center, 87th Floor, New York, New York 10048.

                                TABLE OF CONTENTS


SUMMARY...............................................................  1

Meeting...............................................................  1

The Agreement.........................................................  2

Lock-Up Agreements....................................................  3

Reasons for the Agreement Proposal....................................  4

Recommendation of the Board of Directors..............................  4

No Appraisal Rights for Dissenters....................................  4

Accounting Treatment..................................................  4

Market Price Data.....................................................  4

Summary Condensed Consolidated Financial Information..................  5

Currencies of Presentation, Exchange Rates and Certain Definitions....  6

THE MEETING...........................................................  7

Meeting and Record Date...............................................  7

Quorum; Proxies and Voting Instructions...............................  7

Votes Required........................................................  7

Solicitation of Proxies...............................................  8

PROPOSAL I: AGREEMENT PROPOSAL........................................  9

The Agreement Proposal Generally......................................  9

Reasons for the Agreement.............................................  9

Recommendation of the Board of Directors..............................  9

Regulatory Approval................................................... 10

Material Contracts Between the Company and Newton Grace............... 10

Accounting Treatment.................................................. 10

Certain Federal Income Tax Consequences............................... 10

No Appraisal Rights for Dissenters.................................... 10

The Agreement......................................................... 11

Description of the Acquisition Securities............................. 12

Principal Stockholders of the Company................................. 14

Market Price Data..................................................... 16

The Loan and Other Facilities......................................... 16

Management After the NetLive Purchase................................. 18

Executive Compensation................................................ 20

Company Properties.................................................... 21

BUSINESS OF NEWTON GRACE.............................................. 21

General............................................................... 21

The 1997 Purchase..................................................... 22

Background............................................................ 22

Products.............................................................. 23

Proprietary Rights.................................................... 25

Patents............................................................... 25

Manufacturing and Raw Materials....................................... 25

Sales and Marketing................................................... 26

Advertising........................................................... 27

Product Development and Engineering................................... 27

Competition........................................................... 27

Seasonality........................................................... 28

Properties............................................................ 28

Employees............................................................. 29

Litigation............................................................ 29

Linda Management...................................................... 29

Executive Compensation................................................ 31

Employment Agreements................................................. 32

Compensation of Directors............................................. 32

Other Compensation.................................................... 32

Certain Relationships and Related Transactions........................ 32

SELECTED FINANCIAL DATA............................................... 33

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATION OF NEWTON GRACE.................... 34

General............................................................... 34

Results of Operations................................................. 35

Liquidity and Capital Resources....................................... 36

"Year 2000" Problem................................................... 36

Reasons Why the Board of Directors Recommends
Approval of Agreement Proposal........................................ 37

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS........................... 37

PROPOSAL II: CHARTER PROPOSAL......................................... 37

PROPOSAL III: THE REVERSE SPLIT PROPOSAL.............................. 39

PROPOSAL IV: THE OPTION PROPOSAL...................................... 41

PROPOSAL V: THE SETTLEMENT PROPOSAL................................... 42

FISCAL 1999 STOCKHOLDER PROPOSALS..................................... 43

DOCUMENTS INCORPORATED BY REFERENCE................................... 43

                                     SUMMARY

         The following is a summary of certain information contained elsewhere in this Proxy Statement and the Appendices hereto. This summary does not contain a complete statement of all material features of the proposals to be voted on and is qualified in its entirety by reference to the full text of this Proxy Statement and the Appendices. Stockholders are urged to read this Proxy Statement and the Appendices in their entirety.

         When used in this Proxy Statement the words or phrases "will likely result," "the Company expects," "will continue," "is anticipated," "estimated," "project," or "outlook" or similar expressions are intended to identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, each of which speaks only as of the date made. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. Factors that could affect the Company's results of operations and cause its results to differ from these statements include the demand for the Company's products; the level and volatility of interest rates and currency exchange rates; the availability of credit; legislation affecting the business and financial communities; and the economy in general. The Company has no obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect anticipated or unanticipated events or circumstances occurring after the date of such statements.

MEETING

         There will be a Meeting of the Company's stockholders at One World Trade Center, 87th Floor, New York, New York on May 11, 1999 at 10:00 a.m. At the Meeting, stockholders of the Company will be asked to consider and vote upon the Agreement Proposal, the Charter Proposal, the Reverse Split Proposal, the Option Proposal, and the Settlement Proposal and to consider and act upon any other matters which may properly come before the Meeting or any adjournment thereof.

         The close of business on April 23, 1999 was the record date ("Record Date") for determining which holders of the Company's outstanding voting securities are entitled to vote at the Company's Meeting.

         The Delaware General Corporation Law ("GCL") does not require that the stockholders of the Company approve the Agreement Proposal, the Reverse Split Proposal, or the Option Proposal. Under the rules of The Nasdaq Stock Market ("Nasdaq"), stockholder approval is required for transactions which result in a change of control. Issuance of the Common Stock and the Preferred Stock to the Purchasers results in a change of control of the Company. Although the Company's securities are not presently listed on Nasdaq, the Company is soliciting stockholder approval of these Proposals.

         The affirmative vote by the holders of the outstanding Common Stock constituting a majority of the voting power of the Company's outstanding voting securities present in person or represented by proxy at the Meeting and voting is required to approve the Agreement Proposal, Reverse Split Proposal, Option Proposal, and Settlement Proposal. Approval of the Charter Proposal requires the affirmative vote of the holders of a majority of the voting power of the Company's outstanding voting securities.

THE AGREEMENT

         Structure

         Pursuant to the Agreement, the Company sold shares of its Common Stock and Preferred Stock which in the aggregate would equal, when fully issued and converted (as to the Preferred Stock), approximately ninety percent (90%) of the Common Stock to the Purchasers. Simultaneously with such purchase, the Player Group sold all of the operating assets of a consumer electric goods business to the Company. The Company previously had ceased its historic internet call center business, and will continue this consumer electric goods business, featuring electric blankets, foot warmers, fans, kettles, jugs, stainless steel urns, steam and dry irons, toasters, hair care products, and mixers.

         Parties to the Agreement

         The Company operates this consumer electric goods business through its Australian subsidiaries, Linda (which acquired the Operating Assets) and Modara (which acquired the Brand Names and licensed them to Linda). The principal executive offices of the Company are located at One World Trade Center, 87th Floor, New York, New York 10048 and its telephone number is (212) 321-9531.

          Newton Grace sold the Operating Assets to Linda and the Brand Names to Modara. Newton Grace is an indirect wholly-owned subsidiary of Budbox. Mr. Player and Mrs. Player own all of the capital stock of Budbox and Playbyrne. All of such individuals and entities are investors. The principal executive offices of all of such entities and individuals is 90 Hanna Street, Noble Park, Victoria 3174, Australia and their telephone number is 011-613-9798-7888.

         Agreement Transactions

         On December 10, 1998, pursuant to the Agreement, the Company sold (the "NetLive Purchase") to the Purchasers, for AUD $10,000,000, an aggregate of (i) 27,200,000 shares of Common Stock and (ii) 3,400,000 shares of Preferred Stock (the Preferred Stock and the Common Stock are collectively referred to as the "Acquisition Securities"). Because the Company does not currently have a sufficient number of authorized shares of Common Stock or Preferred Stock to issue all of the Acquisition Securities, the Company only was able to issue to
                                        2
the Purchasers 13,499,359 shares of Common Stock. The Agreement provides, however, that the balance of the Acquisition Securities will be issued immediately following the proposed 3.4 for 1 Reverse Split. As a result, immediately following the Reverse Split the Company then will have issued and outstanding 9,000,000 shares of Common Stock, of which the Purchasers and their assignees will own 8,000,000 shares (approximately 89%), and 1,000,000 shares of Preferred Stock, which will be owned by the Player Group. The Preferred Stock is convertible into up to 1,000,000 shares of Common Stock, so that upon conversion the Company would have up to 10,000,000 shares of Common Stock then issued and outstanding, of which the Purchasers and their assignees would own up to 9,000,000 shares (90%).

         Simultaneously with the NetLive Purchase, Linda and Modara (the Registrant's wholly-owned subsidiaries) purchased (the "Asset Purchase") the Operating Assets and the Brand Names (collectively, the "Assets") of Newton Grace (one of the Purchasers) for AUD $21,923,060, subject to adjustment.

         Management After the NetLive Purchase

         Upon closing of the NetLive Purchase, all of the Company's officers and directors, except for Adam Goldberg (who is remaining as Director of the Company), resigned. The following individuals have been elected officers and directors, to serve in such capacities until the next annual meeting of the stockholders and Board of Directors: Geoffrey Russell Player, as Chairman and Director; Adrian D. Wischer, as Chief Executive Officer, President and Director; Francis D. Spencer, as Director; Drew Ilsley, as Director; and Adam Goldberg, as Secretary. Mr. Player is empowered to fill the two remaining vacancies in the Board of Directors.

         The Company's resigning directors entered into a settlement agreement with the former Chief Executive Officer, President, and Director of the Company to resolve an action brought in the Supreme Court of the State of New York captioned "Laurence Rosen, on behalf of the shareholders of NetLive Communications, Inc. v. Kharitonov, et al" (Index No. 98-602056). At the closing of the NetLive Purchase, the parties to this action executed a Stipulation of Dismissal, mutual releases, and covenants not to sue. In connection with this settlement, the Company and three of its resigning executive officers and directors executed the Settlement Agreements pursuant to which the individuals resigned from the Company, forfeited all options granted to them, extended lock-up agreements as to Common Stock owned by them for a period of one year, and executed mutual releases with the Company.

LOCK-UP AGREEMENTS

         Concurrently with the execution of the Agreement, the Player Group executed lock-up agreements with the Company whereby they each agreed that, without the prior written consent of the Company or its underwriter, for a period of 24 months, they will not offer, sell, pledge or otherwise dispose of any shares of Common Stock or Preferred Stock. Furthermore, Intercorp, Hallendon, and certain assignees of the Player Group executed similar lock-up agreements with the Company for periods ranging from 12 to 24 months.

REASONS FOR THE AGREEMENT PROPOSAL

         The Company's new management recommends the NetLive Purchase and the Asset Purchase for two primary reasons. First, to operate a consumer electric goods business while gaining access to capital markets. This capital would be used to expand Linda's existing business, to fund new product development and technological advances in the Company's products, and to enable the Company to acquire compatible businesses. Second, to develop a United States presence with a view to selling the Company's products in the United States and potentially developing local manufacturing and/or distribution. Based on its consolidated balance sheet (unaudited) at December 31, 1998, the consolidated statement of income (audited) for the year ended June 30, 1998, and the consolidated statement of operations (unaudited) for the six months ended December 31, 1998, the Company had approximately $2,424,000 of stockholders' equity, $11,774,000 of annual net sales and $2,234,000 of net sales for the interim six month period. Sales for the interim six month period are seasonally low, typically representing only approximately 20% of annual sales.

RECOMMENDATION OF THE BOARD OF DIRECTORS

          The Board of Directors of the Company unanimously recommends that stockholders approve the Agreement Proposal and the related Charter Proposal, Reverse Split Proposal, Option Proposal, and Settlement Proposal. See "Agreement Proposal-Recommendation of the Board of Directors."

NO APPRAISAL RIGHTS FOR DISSENTERS

         Under Delaware law, holders of the Company's Common Stock and Preferred Stock will not be entitled to appraisal rights in connection with any of these Proposals.

ACCOUNTING TREATMENT

         For accounting purposes, the NetLive Purchase and the Asset Purchase are treated as a reverse merger in which Newton Grace becomes the accounting acquirer and the historical financial statements of Newton Grace replace those of the Company. Accordingly, the Company will now be reporting on a June 30 year end. The Newton Grace financial statements have been adjusted to reflect the Common Stock and Preferred Stock of the Company as if the NetLive Purchase and the Asset Purchase were consummated and completed on December 31, 1998.

MARKET PRICE DATA

         The Company's Common Stock is traded on the NASD Electronic Bulletin Board under the symbol NETL. On December 9, 1998, the day preceding the closing date of the NetLive
                                                         4

Purchase and the Asset Purchase, the high and low sales prices of the Common Stock were $0.875 and $0.875, respectively. On April 26, 1999, the most recent date for which it was practicable to obtain market price information prior to the printing of this Proxy Statement, the high and low sales prices were $0.1875 and $0.1875, respectively.

SUMMARY CONDENSED CONSOLIDATED FINANCIAL INFORMATION

         The following table sets forth certain condensed consolidated financial data for the Company, presenting the historical financial statements of Newton Grace to replace those of the Company, as described above in "Accounting Treatment." The following data gives effect to the NetLive Purchase and the Asset Purchase as if those events had occurred as of December 31, 1998, with respect to the operating and balance sheet data. The following data should be read in conjunction with the consolidated financial statements of the Company which are incorporated by reference into this Proxy Statement. See "Condensed Consolidated Financial Statements."

Condensed Consolidated Financial
Information for the Company


                                                           (Acquisition              July 1 to
                                                               Date)                (Acquisition
                                    Fiscal Year Ended      Nov. 21, 1997                Date)             Six Months Ended
                                      June 30, 1998      to June 30, 1998           Nov. 21, 1997        December 31, 1998
                                    -------------------  -----------------         ---------------       -----------------
                                        (audited)             (audited)               (audited)              (unaudited)
Statement of Operations

Total revenues                        $  11,774,468       $   8,929,617              $ 2,540,258            $  2,233,923

Gross Profit                          $   4,136,570       $   3,235,765              $   782,600            $    280,886

Operating Expenses/                   $   2,482,965       $   1,998,235              $   418,428            $    968,013
(income)

Income/loss before                    $   1,653,605       $   1,237,530              $   364,172            $   (687,127)
income taxes

Net income/loss                       $     926,640       $     663,097              $   233,070            $   (499,145)

Net income/loss per share             $        0.12       $        0.08              $      0.03            $      (0.06)


                                         As of                As of
                                    June 30, 1998       December 31, 1998
                                    -------------       ------------------
                                       (audited)           (unaudited)
Balance Sheet Data

Total assets                        $  21,624,516         $ 12,385,160

Total liabilities                   $   2,392,939         $  9,960,728

Stockholders' equity                $  19,231,577         $  2,424,432

Per share data is based on 8,000,000 shares of Common Stock (on a post-Reverse Split basis) which will be issued in connection with the NetLive Purchase, as if issued at the beginning of the period.

CURRENCIES OF PRESENTATION, EXCHANGE RATES AND CERTAIN DEFINITIONS

         Newton Grace publishes its consolidated financial statements in Australian dollars. Unless otherwise stated or the context otherwise requires, references in this Proxy Statement to "US$," "$," "USD," or "U.S. dollars" are to United States dollars and references to "AUD" or "A$" are to Australian dollars. Solely for the convenience of the reader, this Proxy Statement presents translations of certain Australian dollar amounts into U.S. dollars at specified rates. Unless otherwise indicated, translations of Australian dollar amounts to U.S. dollar amounts have been made at the rate of AUD $1.00 = U.S. $0.6488 the Noon Buying Rate in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York (the "Noon Buying Rate") on April 26, 1999. These translations should not be construed as representations that the Australian dollar amounts actually represent such U.S. dollar amounts or could be converted into U.S. dollars at the rate indicated.

         The following table sets forth certain information with respect to the Noon Buying Rates for Australian dollars for the periods and dates indicated:

Fiscal Year Ended June 30                  Average*           High              Low           Period-End
-------------------------                 --------            ----              ---           ----------
1994                                        0.69              0.74              0.73             0.73
1995                                        0.74              0.78              0.71             0.71
1996                                        0.76              0.80              0.71             0.79
1997                                        0.78              0.82              0.74             0.75
1998                                        0.68              0.75              0.59             0.62
------------

* The average of the Noon Buying Rates on the last day of each month during the period.

                                   THE MEETING

Meeting and Record Date

         The Meeting is scheduled to be held at One World Trade Center, 87th Floor, New York, New York on May 11, 1999, at 10:00 a.m. April 23, 1999 has been fixed as the Record Date. Only holders of shares of Common Stock as of the Record Date are entitled to vote at the Meeting.

Quorum; Proxies and Voting Instructions

         The presence at the Meeting in person or by proxy of the holders of Common Stock possessing a majority of the voting power of all of the outstanding voting securities of the Company constitutes a quorum at the Meeting. Proxies relating to "street name" shares that are returned to the Company but marked by brokers as "not voted," will be treated as shares present for purposes of determining the presence of a quorum on all matters but will not be treated as shares entitled to vote on the matter as to which authority to vote is withheld by the broker ("broker non-votes").

         All proxies that are properly executed and returned, unless revoked prior to the Meeting, will be voted at the Meeting and any postponements or adjournments thereof in accordance with the instructions indicated thereon or, except for broker non-votes, if no direction is indicated, in accordance with the recommendations of the Board. Management knows of no matters to be submitted at the Meeting other than as specified in the Notice of Meeting included with this Proxy Statement. However, if any other business properly comes before the Meeting, it is the intention of the persons named in the proxy to vote in respect thereof in accordance with their best judgment. The execution of a proxy will not affect a stockholder's right to attend the Meeting and vote in person. A stockholder who has given a proxy may revoke it at any time before it is exercised at the Meeting by filing with the Secretary of the Company a written notice of revocation. Attendance at the Meeting will not, by itself, revoke a proxy.

VOTES REQUIRED

         The GCL does not require that the stockholders of the Company approve the Agreement Proposal, the Reverse Split Proposal, or the Option Proposal. Under the rules of Nasdaq, stockholder approval is required for transactions which result in a change of control. Issuance of the Common Stock and the Preferred Stock to the Purchasers results in a change of control of the Company. Although the Company's securities are not presently listed on Nasdaq, the Company is soliciting stockholder approval of these Proposals.

          At the close of business on the Record Date, the Company had issued and outstanding 3,400,000 shares of Common Stock (exclusive of 13,499,359 shares issued to the Purchasers pursuant to the Agreement), the Company's only class of voting securities outstanding. Each holder of Common Stock will be entitled to one vote for each share of Common Stock registered in his or her name on the Record Date.

         The affirmative vote by the holders of the outstanding Common Stock and Preferred Stock constituting a majority of the voting power of the Company's outstanding voting securities present in person or represented by proxy at the Meeting and voting is required to approve the Agreement Proposal, Reverse Split Proposal, Option Proposal, and Settlement Proposal. Abstentions regarding these proposals are considered present and entitled to vote on the matter and, therefore, will have the same effect as a vote against these proposals but because shares held by brokers will not be considered entitled to vote on matters as to which brokers withhold authority, a broker non-vote on these proposals will have no effect on the vote.

         Approval of the Charter Proposal requires the affirmative vote of the holders of a majority of the voting power of the Company's outstanding voting securities. Accordingly, abstentions and broker non-votes regarding this proposal, since they are not counted in favor of the proposal, will have the same effect as a vote against this proposal.

         All other matters that may be voted on will be decided by the affirmative vote of the voting securities, present or represented at the meeting and entitled to vote. On any such matter, an abstention will have the same effect as a negative vote, but broker non-votes will have no effect on the vote regarding such matter. Unless otherwise specified in the proxy, voting securities represented by proxies will be voted "FOR" the Agreement Proposal, the Charter Proposal, the Reverse Split Proposal, the Option Proposal, and the Settlement Proposal.

         Certain stockholders, including several former executive officers and directors of the Company, have agreed in writing to vote all outstanding voting securities of the Company owned by them (approximately 52.6% of the voting power of the Company's outstanding voting securities) in favor of the Agreement Proposal, the Charter Proposal, the Reverse Split Proposal, the Option Proposal and the Settlement Proposal.

SOLICITATION OF PROXIES

         The Company will bear the entire cost of solicitation of proxies from its stockholders as well as the cost of preparing, assembling, printing and mailing this Proxy Statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Solicitation of proxies by mail may be supplemented by telephone or other electronic or personal solicitation by directors, officers or other regular employees of the Company who will not receive additional compensation for such services.


                         PROPOSAL I: AGREEMENT PROPOSAL

         The following is a brief summary of certain aspects of the Agreement Proposal, the Agreement and the transactions contemplated thereby. This summary does not purport to be complete and is qualified in its entirely by reference to the Agreement, annexed as Exhibit 2(a) to the Company's Current Report on Form 8-K dated December 10, 1998, which accompanies this Proxy Statement and is incorporated herein by reference. Stockholders of the Company are urged to read the Agreement in its entirety.

THE AGREEMENT PROPOSAL GENERALLY

         On December 10, 1998, the Company sold, pursuant to the Agreement, shares of its Common Stock and Preferred Stock which in the aggregate would equal, when fully issued and converted (as to the Preferred Stock), approximately ninety (90%) percent of the Common Stock to the Purchasers. Simultaneously with such purchase, Newton Grace sold all of the operating assets of its consumer electric goods business to the Company. The Company previously had ceased its historic internet call center business, and will continue this consumer electric goods business, featuring electric blankets, foot warmers, fans, kettles, jugs, stainless steel urns, steam and dry irons, toasters, hair care products, and mixers.

REASONS FOR THE AGREEMENT

         The Company's new management recommends the NetLive Purchase and the Asset Purchase for two primary reasons. First, to operate a consumer electric goods business while gaining access to capital markets. This capital would be used to expand Linda's existing business, to fund new product development and technological advances in the Company's products, and to enable the Company to acquire compatible businesses. Second, to develop a United States presence with a view to selling the Company's products in the United States and potentially developing local manufacturing and/or distribution. The Company has approximately $2,424,000 in stockholders' equity, $11,774,000 in annual net sales, and $2,234,000 of net sales for six months, based on the consolidated balance sheet (unaudited) at December 31, 1998, the consolidated statement of income (audited) for the year ended June 30, 1998, and the consolidated statement of operations (unaudited) for the six months ended December 31, 1998, respectively. Sales for the interim six month period are seasonally low, typically representing only approximately 20% of annual sales.

RECOMMENDATION OF THE BOARD OF DIRECTORS

         The Board of Directors of the Company unanimously approved the Agreement Proposal and related matters and believes it is fair to and in the best interests of the Company's stockholders. The Board of Directors unanimously recommends that stockholders approve the Agreement Proposal, the Charter Proposal, the Reverse Split Proposal, the Option Proposal, and the Settlement Proposal.


REGULATORY APPROVAL

         The Company and the Player Group must comply with applicable Federal and state securities laws regarding the issuance of Common Stock and Preferred Stock. In addition, the Company obtained a letter of no objections from the International and Investment Division of the Treasury of Australia regarding the Asset Purchase.

MATERIAL CONTRACTS BETWEEN THE COMPANY AND NEWTON GRACE

         Other than the Agreement and related documents, the Company is not aware of any past, present, or proposed material contracts, arrangements, understandings, relationships, negotiations or transactions between Newton Grace or the Player Group and the Company or any of its affiliates, except for an arrangement between Linda and Dandenong Custom Moulders Pty Ltd. ("DCM"), an Australian corporation that is wholly-owned indirectly by the Player Group. DCM operates a plastic injection molding business and may be engaged by Linda to subcontract out that work for the Company's range of kettle products. Linda has adopted an informal policy requiring at least two independent bids from third parties prior to subcontracting any work to DCM. Linda also presently maintains machinery and employees at DCM's plant, for use in producing Linda's goods, and Linda reimburses DCM for the overhead expenses associated with such use.

ACCOUNTING TREATMENT

         For accounting purposes, the NetLive Purchase and the Asset Purchase are treated as a reverse merger in which Newton Grace becomes the accounting acquirer and the historical financial statements of Newton Grace replace those of the Company. Accordingly, the Company will now be reporting on a June 30 year end. The Newton Grace financial statements have been adjusted to reflect the Common Stock and Preferred Stock of the Company as if the NetLive Purchase and the Asset Purchase were consummated and completed on December 31, 1998.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         Neither the Company nor the stockholders of the Company will recognize any gain or loss in the NetLive Purchase or the Asset Purchase.

NO APPRAISAL RIGHTS FOR DISSENTERS

         Under Delaware law, the Company's stockholders will not be entitled to appraisal rights in connection with any of the Proposals discussed in this Proxy Statement.


THE AGREEMENT

         The description of the Agreement set forth below does not purport to be complete and is qualified in its entirety by reference to the Agreement, included in the Company's Current Report on Form 8-K dated December 10, 1998, which Report accompanies this Proxy Statement and is incorporated herein by reference. Stockholders are urged to read the Agreement in its entirety.

General
-------

         On December 10, 1998 (the "Closing Date"), the Company and the Purchasers entered into the Agreement pursuant to which the NetLive Purchase, the Asset Purchase and related matters were consummated.

Agreement Transactions
----------------------

         Pursuant to the Agreement, the Company sold to the Purchasers, for AUD $10,000,000, an aggregate of (i) 27,200,000 shares of Common Stock (pre-Reverse Split) and (ii) 3,400,000 shares of Preferred Stock (pre-Reverse Split). Because the Company does not have a sufficient number of authorized shares of Common Stock or Preferred Stock to issue all of the Acquisition Securities, the Company only was able to issue to the Purchases 13,499,359 shares of Common Stock (pre-Reverse Split). Upon approval of the proposals discussed in this Proxy Statement and after taking into account the Reverse Split, the Company will issue the balance of the Acquisition Securities to the Purchasers so that there will be issued and outstanding 9,000,000 shares of Common Stock (of which 8,000,000 will be owned by the Purchasers and their assignees) and 1,000,000 shares of Preferred Stock (owned by the Player Group).

         On the Closing Date, Linda sold (the "Linda Share Acquisition") to the Company, for AUD $1,666,667, 1,666,667 ordinary shares of Linda. Immediately thereafter, the Company made a loan to Linda (the "Linda Loan") in the amount of AUD $3,333,333. Linda used the proceeds of the Linda Share Acquisition and the Linda Loan, plus a loan (the "Loan") from National Australia Bank Limited in the amount of AUD $10,000,000 to fund the cash portion (AUD $15,000,000) of the purchase price for the Operating Assets of Newton Grace. The balance of the purchase (approximately AUD $1,923,060) was paid by delivery of a promissory note. This purchase price is subject to adjustment, the final determination of which must be made by June 9, 1999. As preliminarily determined, the adjusted purchase price is approximately AUD $16,046,698, rather than AUD $16,923,060, and the balance of purchase price due to Newton Grace is approximately AUD $1,046,698 (subject to final adjustment).

         Subsequent to the Closing Date, the Player Group made loans (in the form of cash and payment to third party creditors of Linda and the Company) aggregating approximately A$738,557. In payment of this indebtedness, Linda made payments to third party creditors of Newton Grace aggregating approximately A$2,310,768. Pursuant to our agreement between the Player Group and Linda, such companies have agreed to offset the A$738,557 loans to Linda against the A$2,310,768 loans to Newton Grace, with the credit balance of approximately A$1,572,211 owing to Linda to be credited against its indebtedness to Newton Grace of approximately A$1,046,698 (subject to final adjustment). The net balance of approximately A$525,513 (subject to final adjustment) is due from Newton Grace to Linda.

         On the Closing Date, the Company also made a loan (the "Modara Loan") to its other Australian subsidiary, Modara, in the amount of AUD $5,000,000. Modara utilizes the proceeds of the Modara Loan to fund its purchase of the Brand Names from Newton Grace. Modara then licensed the Brand Names to Linda.

         In connection with the NetLive Purchase, the Player Group executed lock-up agreements pursuant to which they agreed that, without the prior written consent of the Company or its underwriter, for a period of 24 months, they will not offer, sell, pledge, or otherwise dispose of any shares of Common Stock or Preferred Stock. In addition, Intercorp, Hallendon, and certain assignees of the Player Group executed similar lock-up agreements with the Company for periods ranging from 12 to 24 months.

         In connection with the Agreement, the Company's resigning directors entered into a settlement agreement with the former Chief Executive Officer, President, and Director of the Company to resolve an action brought in the Supreme Court of the State of New York captioned "Laurence Rosen, on behalf of the shareholders of NetLive Communications, Inc. v. Kharitonov, et al" (Index No. 98-602056). At the closing of the NetLive Purchase, the parties to this action executed a Stipulation of Dismissal, mutual releases, and covenants not to sue. In connection with this settlement, the Company and three of its resigning executive officers and directors executed the Settlement Agreements pursuant to which the individuals resigned from the Company, forfeited all options granted to them, extended lock-up agreements as to Common Stock owned by them for a period of one year, and executed mutual releases with the Company.

         Pursuant to the Agreement, all outstanding options, warrants, and similar rights were cancelled except for options to purchase an aggregate of 33,644 shares of Common Stock (on a pre-Reverse Split basis) and warrants to purchase a total of 2,007,500 shares of Common Stock (on a pre-Reverse Split basis).

         In connection with the Agreement, the Company also sold 450,000 shares of Common Stock (on a pre-Reverse Split basis) to an individual investor for a total consideration of $150,000.

DESCRIPTION OF THE ACQUISITION SECURITIES

         Pursuant to the Agreement, in connection with the NetLive Purchase, the Company has agreed to issue (i) to the Purchasers an aggregate of 27,200,000 shares of Common Stock (on a pre-Reverse Split basis); and (ii) to the Player Group 3,400,000 shares of Preferred Stock (on a pre-Reverse Split basis).

         The authorized capital stock of the Company consists of 19,000,000 shares of Common Stock, par value $.0001 per share, and 1,000,000 shares of Preferred Stock, par value $.0001 per share.

Common Stock
------------

         There are currently 3,400,000 shares of Common Stock issued and outstanding (excluding 13,499,359 shares issued to the Purchasers pursuant to the Agreement). As of April 27, 1999, the shares of Common Stock were held of record by 66 stockholders and the number of beneficial owners of the shares of Common Stock was estimated at 900.

         Holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Stockholders do not have cumulative voting rights. Subject to preferences that may be applicable to any then outstanding Preferred Stock, holders of Common stock are entitled to receive ratably such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefor. In the event of a dissolution, liquidation or winding-up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding Preferred Stock. Holders of Common Stock have no right to convert their Common Stock into any other securities. The Common Stock has no pre-emptive or other subscription rights. There are no redemption or sinking funds provisions applicable to the Common Stock. All outstanding shares of Common Stock are duly authorized, validly issued, fully paid and non-assessable.

Preferred Stock
---------------

         The Board of Directors has the authority, without further action by the stockholders, to issue up to 1,000,000 shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series. The issuance of Preferred Stock could adversely affect the voting power of holders of Common Stock and could have the effect of delaying, deferring or preventing a change in control of the Company.

The Series A Convertible Preferred Stock
----------------------------------------

         The Series A Convertible Preferred Stock to be issued to the Player Group will rank prior to all other capital stock of the Company as to dividends, repurchases, or distribution of assets upon liquidation. Holders of the Series A Convertible Preferred Stock will receive a liquidation preference equal to $.0001 per share before any liquidation distribution is made to the holders of Common Stock. Prior to conversion, the holders of Preferred Stock will have no voting rights except regarding (i) amending the terms of the Preferred Stock or
(ii) any proposed authorization or issuance of any class of securities which have a liquidation preference or rights to dividends or other distributions which are superior to or pari passu with the Series A Convertible Preferred Stock. Holders of shares of Series A Convertible Preferred Stock have the right to convert such shares into shares of Common Stock at a conversion rate (initially one share of Common Stock for each one share of Preferred Stock), but only if the Company's audited consolidated net after tax income ("Net Income") exceeds the equivalent in U.S. Dollars of AUD $3,571,429 ("Target Income") for any of the fiscal years ending June 30, 1999, 2000, and 2001. If Net Income exceeds Target Income in any of such years, for each U.S. $200,000 increment that Net Income exceeds Target Income, 200,000 shares of Preferred Stock will be convertible into shares of Common Stock.


         FOR A COMPLETE DESCRIPTION OF THE SERIES A CONVERTIBLE PREFERRED STOCK SEE THE CERTIFICATE OF DESIGNATION FOR THE SERIES A CONVERTIBLE PREFERRED STOCK ANNEXED HERETO AS EXHIBIT 4.1.


PRINCIPAL STOCKHOLDERS OF THE COMPANY

         The following table sets forth, as of the Record Date, the number of shares of Common Stock owned beneficially to the knowledge of the Company by each director and by all officers and directors of the Company as a group and all persons, to the best of the Company's knowledge, that beneficially own five (5%) percent or more of the issued and outstanding Common Stock. The percentages have been calculated on the basis of treating as outstanding for purposes of computing the percentage ownership of a particular individual, all shares of Common Stock outstanding as of such date and all shares of Common Stock issuable to such individual in the event of exercise of outstanding options owned by such holder at such date which are exercisable within sixty (60) days of such date. Shares of Common Stock issuable to the Purchasers upon approval of the Agreement Proposal, Charter Proposal, and the Reverse Split Proposal discussed in this Proxy Statement are deemed outstanding for these purposes. All amounts are expressed in post-Reverse Split shares.

Name and Address*                       Number of Shares
of Beneficial Owner1                    Beneficially Owned   Percent of Class
--------------------                    ------------------   -----------------
Geoffrey R. Player2                         6,685,000              72.3%
Adrian D. Wischer3                             -0-                   0%
Francis D. Spencer4                            -0-                   0%
Drew Ilsley4                                   -0-                   0%
Adam L. Goldberg5                               1,941               **
Playbyrne Investments Pty Limited6          3,000,000             32.4%
Budbox Pty Limited7                         1,800,000             19.5%
Newton Grace Pty Limited8                   1,385,000             15.0%
Intercorp Group Holdings Pty Limited9         700,000              7.6%
All Executive Officers and Directors
 (Five Persons)                             6,936,941             75.0%

--------
* The address of Mr. Goldberg is c/o the Company, One World Trade Center, 87th Floor, New York, New York 10048. The address of Intercorp Group Holdings Pty Limited is 23 Welwyn Avenue, East Brighton, Victoria 3187, Australia. The address of the other owners is 90 Hanna Street, Noble Park, Victoria 3174, Australia.

**  Owns less than one (1%) percent.

          1 The shares owned by Mr. Player, Playbyrne, Budbox, and Newton Grace have been pledged as collateral for the NAB Facilities and the NAB has the power to vote such shares. See "Proposal I: Agreement Proposal - The Loan and Other Facilities."Unless otherwise noted, all other persons named in the table have sole voting and dispositive power with respect to all shares of Common Stock beneficially owned by them.

          2 Mr. Player is the Chairman and a Director of the Company. Does not include 250,000 shares owned by Mr. Player's wife, Vicki Gaye Player, as to which Mr. Player disclaims beneficial ownership. Includes 3,000,000 shares owned by Playbyrne, 1,800,000 shares owned by Budbox, and 1,385,000 shares owned by Newton Grace, all of which are controlled by Mr. Player.

          3 Mr. Wischer is the Chief Executive Officer, President, and a Director of the Company. Does not include 500,000 shares issuable upon exercise of options. Does not include 300,000 shares which may be purchased for nominal consideration from Playbyrne upon satisfaction of certain conditions. See "Proposal I: Agreement Proposal - Executive Compensation."

          4 Messrs. Spencer and Ilsley are Directors of the Company. Does not include 25,000 shares issuable upon exercise of options granted to each of them. See "Proposal I: Agreement Proposal - Executive Compensation."

          5 Mr. Goldberg is the Secretary and a Director of the Company. Does not include 25,000 shares issuable upon exercise of options granted to Mr. Goldberg. See "Proposal I: Agreement Proposal - Executive Compensation."

          6 Playbyrne is controlled by Mr. Player. Includes 300,000 shares which may be sold for nominal consideration to Mr. Wischer, as described above.

          7 Budbox is controlled by Mr. Player. Does not include 1,385,000 shares owned by its subsidiary, Newton Grace, as to which Budbox disclaims beneficial ownership.

          8 Newton Grace is controlled by Mr. Player.

          9 Intercorp Group Holdings Pty Limited, an affiliate of two of the Purchasers, Intercorp and Hallendon, received its shares by assignment from Intercorp and Budbox. Does not include 65,000 shares owned by Hallendon, as to which Intercorp Group Holdings Pty Limited disclaims beneficial ownership.

MARKET PRICE DATA

         The Company's Common Stock is traded on the NASD Electronic Bulletin Board under the symbol "NETL." On December 9, 1998, the day preceding the closing date of the NetLive Purchase and the Asset Purchase the high and low sales prices of the Common Stock were $0.875 and $0.875, respectively. On April 26, 1999, the most recent date for which it was practicable to obtain market price information prior to the printing of this Proxy Statement, the high and low sales prices of the Common Stock were $0.1875 and $0.1875, respectively.

THE LOAN AND OTHER FACILITIES

         Pursuant to the terms of Overdraft and Multi-Option facilities (the "Overdraft and Multi-Option Facilities"), dated February 9, 1999 between National Australia Bank Limited (the "NAB") and Linda, as detailed in the letter of offer of the NAB to Linda, dated February 9, 1999, Linda may borrow up to AUD $1,200,000 under the Overdraft Facility in the form of a revolving credit line at NAB's base variable rate (currently 8.50% per annum), plus a margin of 1.0% per annum on balances up to AUD $500,000 and 3.5% per annum on balances over such amount, calculated daily and payable monthly in arrears. The Overdraft Facility also requires payment of a line fee equal to 0.8% per annum, payable semi-annually. In addition, AUD $400,000 may be utilized by Linda under the Multi-Option Facility in any combination of a documentary letter of credit facility, a leasing facility or an encasement negotiation advice facility. Certain negotiation fees were payable and ongoing annual fees are payable by Linda to the NAB under the Overdraft and Multi-Option Facilities. The purpose of the Overdraft and Multi-Option Facilities are to provide for day-to-day working capital requirements of Linda's business, enable the importing and exporting of goods and enable the leasing of equipment used for "business purposes" and the assignment of exiting leases from Newton Grace. The Overdraft and Multi-Option Facilities expire on June 30, 1999. As of April 26, 1999, AUD $1,193,349 was outstanding under the Overdraft and Multi-Option Facilities.

         In order to assist Linda with the purchase of the Assets of Newton Grace, the NAB and Linda have also entered into a Bills Accepted/Discounted (Floating) facility (the "Bill Facility" or the "Loan"), pursuant to which Linda borrowed AUD $10 million. The interest rate payable by Linda under the Bill Facility floats at NAB's rate for Bank Accepted Bills, which rate currently is approximately 5.0% per annum. The Bill Facility also requires Linda to pay a facility fee of 1.25% per annum to the NAB, payable quarterly in advance. Amounts outstanding under the Bill Facility mature on June 30, 1999. The Company paid an extension fee of AUD $10,000 to the NAB to extend the maturity date of the Loan and the Overdraft and Multi-Option Facilities from January 31, 1999 to June 30, 1999.

         The Overdraft and Multi-Option Facilities and the Bill Facility (collectively, the "NAB Facilities") are secured by (i) liens over all of the assets of Linda (in the form of registered charges over all assets in Australia), (ii) a guarantee and indemnity to the NAB for AUD $11.6 million from NetLive supported by liens over all of its assets and (iii) guarantees and indemnities to the NAB for AUD $11.6 million from Newton Grace, Budbox, Noble Heights Pty. Ltd, Oxford Banner Pty Ltd, Modara, Playbyrne, Geoffrey Player and Vicki Player, certain of which are supported by liens over all of their respective assets, including over the shares of common stock of NetLive held by each of the foregoing guarantors. In addition, (i) Newton Grace has agreed with the NAB and Linda to subordinate its promissory note from Linda of approximately AUD $1,923,060, subject to adjustment, to the NAB Facilities,
(ii) NetLive has agreed with the NAB and Modara to subordinate its loan of AUD $5.0 million to Modara to the NAB Facilities and (iii) NetLive has agreed with the NAB and Linda to subordinate its loan of AUD $3,333,333 to Linda to the NAB Facilities.

         The NAB Facilities contain certain restrictive covenants of Linda for so long as any amounts are outstanding thereunder, including restrictions against the following without the consent of the NAB: (i) granting of additional liens; (ii) disposition of any of its assets (other than in its usual and ordinary course of business); (iii) engaging in any business other than that in which it is presently operating; (iv) mergers or acquisitions; (v) disposition or a change in ownership of any of its subsidiaries; (vi) repayment of any related party, inter-company or shareholder's loans provided to Linda prior to repayment in full of amounts outstanding under the NAB Facilities; (vii) payment of any dividends by Linda or any of its subsidiaries; (viii) the transfer of any funds, the repayment of any loans or the creation of any loan obligation or commitment or (ix) the entry into any speculative foreign currency options or other transactions. In addition to the foregoing restrictive covenants, Linda has agreed with the NAB to (i) ensure that all risks insurance is held over all of its physical assets, (ii) comply with all applicable laws and pay all obligations that if unpaid might result in a lien or claim against Linda's assets, (iii) maintain its plant and machinery in a state of good repair, (iv) obtain the NAB's consent for undertaking capital expenditures in excess of an aggregate of AUD $150,000 (such consent to not be unreasonably withheld) and (v) ensure that all proceeds from any issuance of equity or debt by NetLive be invested in Linda through the purchase of equity or the making of loans which Linda must apply to repay amounts outstanding under the Bill Facility.

         The occurrence of any of the following events entitles the NAB to terminate the NAB Facilities, will result in all amounts outstanding thereunder becoming immediately due and payable by Linda and entitles the NAB to enforce its security for the NAB Facilities (as described above): (i) any default in the performance and observance of any of the terms and conditions in the NAB Facilities; (ii) failure to repay the Bill Facility in full by June 30, 1999,
(iii) failure by Linda to pay any amounts from time to time due and payable to the NAB pursuant to any facility or arrangement; (iv) default by Linda in the due performance or observance of any covenant, undertaking, obligation or condition applying under any of the NAB Facilities which could have a material adverse affect on the ability of Linda to perform any of its obligations to the NAB and which is not remedied within seven (7) days thereafter; (v) any order for payment is made or judgment entered against Linda which is not satisfied within seven (7) days thereafter; (vi) appointment of a receiver, manager, receiver and manager, liquidator or provisional liquidator in respect of Linda or the whole or any part of its property or assets; (vii) a ground for the winding up of Linda shall arise; (viii) Linda stops payment generally or ceases or threatens to cease carrying on its business or the majority part thereof; (ix) Linda convenes a meeting of its creditors or proposes or enters into any arrangement or composition for the benefit of its creditors; (x) a resolution is passed for the winding up of Linda (other than for the purpose of a reconstruction or amalgamation previously approved in writing by the NAB);
(xi) any present or future monetary obligation (of whatever nature) of Linda is not paid when due or becomes due and payable before its normal maturity by reason of a default or event of default; and (xii) Linda (a) fails to pay any indebtedness (including interest) when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) or (b) fails to perform or observe any term, covenant or condition, actual or implied, on its part to be performed or observed under any agreement, instrument or arrangement relating to any indebtedness if the effect of which is to accelerate or to permit the acceleration of the maturity of such indebtedness or to make demand therefor, or such indebtedness shall be declared due and payable, or required to be prepaid prior to the stated maturity thereof.

MANAGEMENT AFTER THE NETLIVE PURCHASE

         Upon closing of the NetLive Purchase, all of the Company's officers and directors, except for Adam Goldberg (who is remaining as Director of the Company), resigned. The following individuals have been elected officers and directors, to serve in such capacities until the next annual meeting of the stockholders and Board of Directors: Geoffrey Russell Player, as Chairman and Director; Adrian D. Wischer, as Chief Executive Officer, President, and Director; Francis D. Spencer, as Director; Drew A. Ilsley, as Director; and Adam Goldberg, as Secretary. Mr. Player is empowered to fill the two remaining vacancies in the Board of Directors.

         The directors and executive officers of the Company are as follows:

         Name                               Age               Company Positions
         -----                              ---               -----------------
         Geoffrey R. Player                 53                Chairman and Director

         Adrian D. Wischer                  42                Chief Executive Officer, President
                                                              and Director

         Francis D. Spencer                 58                Director

         Drew A. Ilsley                     39                Director

         Adam L. Goldberg                   39                Secretary and Director

          Geoffrey R. Player has been Executive Chairman and Managing Director of Newton Grace since he acquired the company in November 1997 from its founder. From November 1994 to November 1997 he was a private investor, directly and through family-owned companies such as Playbyrne and Budbox. Prior thereto, from 1974 to 1994, Mr. Player founded Players Biscuits Pty Limited and oversaw its development to an Australian Stock Exchange listed company with annual sales reaching AUD $40 million. He also is a Director of Linda, Budbox, Playbyrne, Playbyrne Pty Ltd, Roxholme Grove Pty Ltd, P. F. Management Services Pty Ltd, Noble Heights Pty Ltd, and Oxford Banner Pty Ltd. Mr. Player graduated from The Scots College, Sydney, Australia in 1963.

         Adrian D. Wischer was elected President and CEO of the Company on February 23, 1999. He also was appointed a Managing Director of Linda and a Director of Modara, each on February 24, 1999. From November 1995 to February 1999 he was the CEO and a principal of Nepean Capital Partners, a private equity fund management business focusing on medium sized Australian companies. Prior to November 1995, Mr. Wischer was the CEO and a major shareholder in Toby Industries Ltd., a specialty chemicals manufacturing business listed on the Australian Stock Exchange. He also is Chairman and a controlling shareholder of Pool Systems Pty Ltd., a manufacturer and distributor of swimming pool accessories, and a Director of two non-traded public Australian companies, Osprey Gold NL and Reedy Lagoon Corporation NL, engaged in exploration for gold and diamonds, respectively. Mr. Wischer is a Director of the Bays Hospital Group Inc., a community hospital. Mr. Wischer has an Economics Degree from Monash University and has completed the Australian Institute of Company Directors - Company Directors Course. He is a Fellow of the Australian Institute of Company Directors and an Associate Fellow of the Australian Institute of Management.

         Francis D. Spencer accepted election as a Director of the Company on February 22, 1999. Since June 1994, he has been Managing Partner of Spencer & Co., providing auditing services to public and private companies and institutions, and Managing Director of Spencers Corporate Pty Ltd., licensed by the Australia Securities and Investment Commission to issue independent expert reports with respect to takeovers and mergers by public companies. For the 23 years prior thereto (the last 14 as a partner), Mr. Spencer was employed by Deloitte Touche Tohmatsu, certified public accountants, for which he was partner in charge of corporate advisory activities in the Melbourne, Australia office. He earned a Bachelor of Commerce degree in 1964 from Melbourne University and is a Fellow of the Institute of Chartered Accountants in Australia and an Associate Member of the Institute of Arbitrators Australia.

         Drew A. Ilsley was elected a Director of the Company on February 23, 1999. For more than the past five years, Mr. Ilsley has been a principal of Drew Ilsley & Associates, an investment banking and business consultant specializing in capital raising and mergers and acquisitions. He is a Director of Secure Network Solutions Ltd, which has securities listed on the Australian Stock Exchange. Mr. Ilsley earned a Bachelor of Commerce degree from University of Melbourne in 1981.

          Adam L. Goldberg has been Secretary of the Company since October 1998 and a Director since September 1997. He also is a Director of Linda and Modara, the Company's Australian subsidiaries, and Apollo International of Delaware, Inc., a public company which produces relays and fuses, and Eurotech Holdings, Inc., a public company which produces water purification systems. For more than the past five years, Mr. Goldberg has been self-employed as an attorney. Mr. Goldberg earned a B.A. degree from State University of New York at Buffalo
(1983) and a J.D. degree from Brooklyn Law School (1986).

EXECUTIVE COMPENSATION
----------------------

         The Company entered into a Consultancy Agreement effective March 1, 1999 with Wischer Corporation Pty Ltd. ("WCPL"), an Australian corporation controlled by Mr. Wischer. Pursuant to that agreement, Mr. Wischer will act as President and Chief Executive Officer of the Company and Managing Director of Linda for an initial three year term. The agreement provides for an annual consultancy fee of A$250,000, subject to annual increase in accordance with any increases in the Consumer Price Index (All Groups - Melbourne). WCPL also will receive options to purchase up to 500,000 shares of Common Stock (post-Reverse Split) pursuant to the Company's 1996 Stock Option Plan, which options are exercisable at a price of $1.25 per share (post-Reverse Split) and expire in 10 years. Such options will vest in three years or sooner upon the occurrence of the following events: on the effectiveness of the Reverse Split and issuance of the balance of the Acquisition Securities, as to 250,000 shares; and at the discretion of the Board of Directors, following a review of the performance of the Company and Linda, as to the balance of 250,000 shares. The Consultancy Agreement contains a non-compete provision, expiring one year after termination of the agreement, which prohibits WCPL and Mr.
Wischer from competing with the Company and Linda.

         WCPL also has entered into a Share Sale Agreement with Mr. Player, Budbox, Playbyrne, and Newton Grace, pursuant to which WCPL may purchase from Playbyrne 500,000 shares of the Preferred Stock (on a post-Reverse Split basis) and 300,000 shares of the Common Stock (on a post-Reverse Split basis). The Preferred Stock is to be sold to WCPL on the date such shares are issued by the Company, for a nominal consideration of A$1.00. The Common Stock will be sold to WCPL for a nominal consideration of A$1.00 if, on or before December 31, 1999, either (i) the Company raises new equity capital in an amount not less than A$5,000,000 or (ii) the combined holding of Mr. Player, Budbox, Playbyrne, and Newton Grace in the Company's Common Stock is reduced to less than 40% of the issued and outstanding Common Stock. Sales of Preferred Stock and Common Stock by Playbyrne to WCPL pursuant to the Share Sale Agreement are conditioned upon the consent of the NAB.

         The Company and Linda entered into a Management Agreement dated December 11, 1998 with Geoffrey R. Player and Budbox (which is controlled by Mr. Player). Pursuant to that agreement, Mr. Player was to act as Chief Executive Officer of Linda for an initial three year term. The agreement provides for an annual Management Fee of A$150,000 and a monthly retainer of A$12,500. In an agreement dated March 26, 1999, the Management Agreement was rescinded effective March 31, 1999. In that rescission agreement, the Company and Linda acknowledged that Budbox is due A$91,666.67 for services provided plus reimbursement of any expenses incurred by Budbox and Mr. Player in connection with such services. Commencing April 1, 1999, Mr. Player is paid a fee of A$60,000 per annum as Chairman, plus reimbursement of expenses.

         The Company has not entered into any employment agreements with any others of its current management team. However, the Company has granted options to purchase 25,000 shares of Common Stock (post-Reverse Split) to each of Messrs. Spencer, Ilsley, and Goldberg. These options are exercisable at a price of $1.25 per share (post-Reverse Split), expire in 10 years, and vest in 12 months. In addition, the Company has approved annual payments to each Director who is not an Executive Officer (Messrs. Spencer and Ilsley) in the amount of A$25,000. The Company also has approved payments in the amount of US$2,500 per month to Mr. Goldberg for his services as the Company's Secretary.

COMPANY PROPERTIES

         In October 1998, the Company surrendered its lease to its former offices at 584 Broadway, New York, New York upon payment of the sum of $5,000 plus forfeiture of its security deposit. The Company has sublet new offices at One World Trade Center, New York, New York from May Davis Group, Inc. ("MDG") on a month-to-month basis at a cost of $2,000 per month. MDG, the underwriter for the Company's public offering, and its affiliates and associates (i) are receiving by assignment from Playbyrne, in connection with the NetLive Purchase, an aggregate of 250,000 shares of Common Stock (on a post-Reverse Split basis) and (ii) hold warrants to purchase an aggregate of 49,412 shares of Common Stock (on a post- Reverse Split basis).


                              BUSINESS OF NEWTON GRACE
GENERAL

         Newton Grace, doing business as Linda Electric Industries," was one of the leading manufacturers and marketers of electrical household products in Australia. Newton Grace's primary business was the manufacture, marketing and sale of durable electric blankets, electric kettles, and other small electrical household products, primarily through major retailers in Australia.

         Newton Grace's product categories included products manufactured by Newton Grace and products manufactured by outside suppliers and sold under Newton Grace's brand names. Among the products manufactured by Newton Grace are the following:

                  Electric blankets
                  Electric footwarmers

                  Electric heating pads
                  Electric kettles and urns

         Among the products manufactured by third parties and sold under Newton Grace's brand names are the following:

                  Electric irons
                  Electric hair driers and other hair care products Electric toasters
                  Electric sandwich makers
                  Electric blenders and grinders
                  Electric stick mixers
                  Electric fans

         Newton Grace products were sold predominantly under the brand name "Linda." Products sold under the Linda brand name enjoy a long-standing reputation for quality and reliability in Australia.

THE 1997 PURCHASE

         In November, 1997, pursuant to a Share Sale Agreement dated September 19, 1997 by and among Pamdale Investments Pty Limited, an Australian corporation ("Pamdale"), Vincent Smart, Susan Smart, and Budbox (as amended, the "1997 Agreement"), Budbox acquired all of the outstanding shares of capital stock of Oxford Banner Pty Limited, an Australian corporation ("Oxford"). Oxford, through a subsidiary, and Budbox own 100% of the outstanding shares of capital stock of Newton Grace. The purchase price under the 1997 Agreement was AUD $30,676,290. The 1997 Agreement contained certain provisions prohibiting Pamdale, Vincent Smart and Susan Smart, for a period of five (5) years, from (i) competing with Newton Grace's business, (ii) soliciting business from Newton Grace customers,
(iii) soliciting Newton Grace employees, and (iv) disclosing confidential information regarding Newton Grace's business.

BACKGROUND

         Newton Grace was formed in 1982 by Vincent Smart to acquire the business of its predecessor, V Smart Industries. Mr. Smart commenced the manufacture and sale of electric blankets in 1967 under the name of V Smart Industries, and from 1975 under the name of Linda Electric Industries.

         From 1967 to 1980 electric blankets were the only products manufactured or marketed. In 1975 the Linda brand name became the marketing focus and developed over time into a well recognized brand name in Australia.

         Newton Grace developed significant brand awareness with its "Sleep Wonderfully Warm With Linda" campaign. This advertising slogan is specific to the electric blanket market, but in recent years Newton Grace played off of consumer awareness and acceptance of its Linda brand name to extend the franchise to the Company's other products with its "Wonderfully Linda" slogan.

         The Company believes the Linda brand name in Australia has come to be associated with the characteristics of reliability, security and performance. As the value of the Linda brand name in Australia grew, Newton Grace sought to extend the franchise and diversify its business using the Linda name.

PRODUCTS

         Beginning in 1980 Newton Grace and/or its predecessor introduced the following products:

1980     Electric Kettles. 21 models and 2 models of electric urns are now produced.

1985     Electric Toasters. 8 models of toasters and 2 models of sandwich toasters are manufactured by third parties and imported to Australia and sold under the Linda brand.

1989     Electric Steam Irons. 6 models are manufactured by third parties, imported to Australia and sold under the Linda brand.

1990 Electric Hair Dryers and Hair Care Products. 20 models are manufactured by third parties and imported to Australia and sold under the Linda brand.

1994     Electric Blenders and Grinders. 2 models are manufactured by third parties and imported to Australia and sold under the Linda brand.

         Despite such diversification of its product line, the Newton Grace/Linda business still derives in excess of ninety (90%) percent of its revenues and profits from the manufacture and sale of electric blankets and electric kettles.

         The revenue from each of the Newton Grace/Linda respective product categories for the 1996/97 and 1997/98 fiscal years were as follows:

================================================================================================================================
                                            1996/97                                   1997/98
================================================================================================================================
                                            Revenues (AUD)             %              Revenues (AUD)              %
--------------------------------------------------------------------------------------------------------------------------------
Electric Blankets                           $13,118,314                 64.8          $11,294,041                  65.2
--------------------------------------------------------------------------------------------------------------------------------
Kettles and Urns                            $ 5,265,168                 26.0          $ 4,229,070                  24.4
--------------------------------------------------------------------------------------------------------------------------------
Steam Irons                                 $    70,825                  0.3          $   416,476                   2.4
--------------------------------------------------------------------------------------------------------------------------------
Hair Care                                   $   892,083                  4.4          $   407,065                    2.4
--------------------------------------------------------------------------------------------------------------------------------
Mixers                                      $   156,251                  0.8          $   124,351                   0.7
--------------------------------------------------------------------------------------------------------------------------------
Toasters and
Sandwich Makers                             $   725,164                  3.6          $   841,466                   4.9
--------------------------------------------------------------------------------------------------------------------------------
Fans                                        $    15,130                  0.1          $       379                   0.0
--------------------------------------------------------------------------------------------------------------------------------
Totals                                      $20,242,935                100.0          $17,312,848                 100.0
================================================================================================================================

         The Company believes that the total Australian market, and the market share for each of the Newton Grace/Linda respective product categories for the 1997/98 fiscal years were as follows:

                            Total Market              Newton Grace Sales                 Market Share
                            (A$1000's)                  (A$1000's)                          (%)
Blankets.........             17,000                      11,493                            67.6

Kettles and Urns.             26,000                       4,354                            16.7

Irons............             21,000                         454                             2.2

Hair Dryers......             12,000                         412                             3.4

Blenders
and Grinders.....             12,000                         129                             1.1

Toasters and
Sandwich Makers..             26,000                         878                             3.4

         The total market estimate is based on sources the Company believes to be reliable;
                                       24
however, there can be no assurance as to the accuracy of such information. Accordingly, the respective market shares of Newton Grace/Linda products are also believed to be accurate, but no assurances can be given with respect thereto.

PROPRIETARY RIGHTS

         The Company will rely on a combination of Australian patent, trade secret and trademark laws, nondisclosure and other contractual agreements and technical measures to protect its proprietary rights in its products and processes. The Company believes that its technologies and intellectual property rights do not infringe upon the proprietary rights of third parties. There can be no assurance, however, that third parties will not assert infringement claims against the Company in the future or that such claims will not require the Company to enter into royalty arrangements or result in costly litigation, any of which could materially and adversely affect the Company's business, operating results and financial condition. The following table sets forth the Australian patents and patent applications owned by the Company and its subsidiaries.

PATENTS

         Name                                    Patent or Application Number
         ----                                    ----------------------------
         "Electric Blanket"                      Patent # 537659

         "A method of manufacturing
         electric blankets and
         electric blankets made hereby"          Patent # 571256

         "Improved electric plug
         construction and methods of
         production"                             Application # 75453/96

         The Company also will protect its intellectual property with the following trademarks: Linda, Sundreamer, Free Style, Island Breeze, Belinda, Sleepy Sue, Slumber Pal, Whispair, Karessa, Supa Slumber, Radiant Gold, Seabreeze, Karessa Sleepsafe, Wendy, Peter Pan, and Impress. The Linda mark is also registered in New Zealand.

Manufacturing and Raw Materials

         Linda manufactures electric blankets, electric kettles, electric footwarmers, and electric heating pads at its manufacturing facility from raw materials it purchases. These products, in the aggregate, have constituted more than ninety (90%) percent of Newton Grace's annual sales. Based on the equipment currently at its manufacturing facility, the Company believes that it has sufficient capacity to expand its production approximately one hundred and forty (140%) percent by increasing the number of shifts per day and the number of working days per week.

         Linda contracts with independent contractors to manufacture all other products sold by it, including electric irons, electric hair driers and other hair care products, electric toasters, electric sandwich makers, electric blenders and grinders, electric stick mixers and electric fans. In the aggregate these products have comprised less than ten (10%) percent of Newton Grace/Linda's annual sales. Independent manufacturers of Linda products are primarily located outside of Australia and are chosen on the basis of quality, timeliness in delivery and price. Linda's independent manufacturers typically manufacture and deliver products within 90 days after it places an order for the products. Linda is not party to any contractual obligation requiring it to negotiate with or utilize any specific manufacturer for any of its products.

         Molds and product designs are generally owned by Linda. Linda's products are safety tested by both Linda and by independent testing agencies.

         Raw materials for Linda products are obtained from several independent sources, generally located in Australia, New Zealand, Hong Kong, and China. The primary raw material used in Linda's products is wool for electric blankets. Linda currently uses two suppliers for wool - Creswick Woolen Mills and Smith Family Industries, both located in Australia.

         Other raw materials used by Linda in the manufacture of its products include electric switches, heating elements, wire, and polyvinyl chloride. These materials are obtained from several sources in Australia, the United Kingdom and Hong Kong. The Company believes that all of such materials are readily available from alternative suppliers on comparable terms.

SALES AND MARKETING

         Linda markets its products through the following channels: (i) general merchandise retailers including department stores, discount department stores, electrical chain stores, independent electric stores, and hardware stores; (ii) hotel industry sales; (iii) exports; and (iv) Amway direct marketing sales. Linda employs an internal sales and marketing staff of three, and engages third party sales agents and distributors to support its sales and marketing efforts. This network of sales agents includes two in Victoria, four agents and three distributors in New South Wales, six in Queensland, two in Tasmania, two in South Australia, and two in Western Australia. Linda also has limited sales in the United Kingdom (urns) and New Zealand (a limited range of electric kettles), which in the aggregate comprise less than one (1%) percent of total sales. For fiscal years 1995/96, 1996/97, and 1997/98, Newton Grace/Linda had customers numbering 362, 366, and 370, respectively. Sales to its three largest customers were approximately as follows (in AUD):

                       1995-1996           1996-1997           1997-1998
                       ----------          ----------          ------------
KMART                 A$5,800,000         A$5,600,000         A$5,100,000
TARGET                 $2,900,000          $3,900,000          $3,200,000
RETRAVISION            $1,500,000          $1,400,000          $1,100,000

         Linda negotiates and submits prices to all of its major accounts in Australia, on a direct basis. Sales then are handled either directly through the head office or through the distributor network in the Australian states outside Victoria. Distributors hold a stock of blankets and appliances on a consignment basis, except for one buy/sell distributor in New South Wales.

ADVERTISING

         The Company believes that one of the most important factors in the success of its products is the value built in its brand names. In order to build brand awareness and acceptance, Newton Grace/Linda spent an average of approximately $950,000 per year on advertising over the last five years, and the Company expects to continue to devote substantial resources to advertising in the future.

         The advertising mix varies from year to year using a combination of television, radio, print - magazine, print - newspapers, trade journals, point of sale, product fliers and direct mailings, consumer competitions, and cooperative (shared) advertising and major retailers. George Patterson Bates Advertising Agency was used exclusively until 1996 to develop all advertising and communications, after which time Newton Grace/Linda worked with integrated marketing agencies, public relations companies, graphic design studios and directly with media creative teams. This change has allowed a more focused approach to each campaign.

PRODUCT DEVELOPMENT AND ENGINEERING

         The Company believes that its success depends in some measure on its continuing research and development efforts with respect to its products. Competitive products are continually improving due to technological advances, and the Company believes its products, in order to remain successful, must be kept current with technological advances. Consequently, the Company intends to continue to devote sufficient resources to its product development efforts to enable it to remain current with technological advances in the industry.

         Newton Grace/Linda's product development has included, and is projected to include, expenditures to design and develop a new electronic temperature regulatory system (approximately AUD $70,000), to update existing kettle models to extend product life and increase distribution (approximately AUD $140,000), and to design a new range of electric kettles (approximately AUD $230,000). Additional project include development of a new detachable cord system for electric blankets, a new bonded electric blanket, a new "hot pot" multi-cooker/kettle, and a "phase 2" electronic temperature regulatory system for electric blankets.

COMPETITION

         The Australian household appliance market is substantially mature. Barriers to entry are high and competition is intense. The establishment of and continual investment in brand names is essential for success in the industry. It also is necessary to continually invest in research and development with respect to the products in order not to fall behind evolving industry standards.

         All products are subject to intense competition from such companies as Sunbeam, Black and Decker, Kambrook and Breville. In the electric blanket market, Linda is the dominant player, with approximately 67% market share, with Sunbeam being the only other major player in the Australian electric blanket market. The only other Linda product which has developed a substantial market share is electric kettles, at approximately 17% of the market.

         Major competitors of Linda in Australia include the following companies:

          Sunbeam Victa, a subsidiary of GUD Holdings Ltd. ("Sunbeam"). Sunbeam is the dominant player in the Australian market with respect to many of the products manufactured and/or sold by Linda (other than electric blankets);

         Kambrook, a major manufacturer of irons, kettles, heaters and heating trays;

         Black and Decker, a marketer of irons, kettles, food processors and frying pans; and

         Breville, a manufacturer of small household appliances, including toasters, kettles, hair care products, frying pans and bread makers.

SEASONALITY

         Linda's business is subject to substantial seasonal variations. Approximately ninety (90%) percent of Linda's main product, electric blankets, which account for more than sixty (60%) percent of the Company's total sales, are sold primarily in the period between February and June. As a result, the operating results of Linda are traditionally substantially stronger in its third and fourth fiscal quarters, and correspondingly weaker during the remainder of the year. The seasonable nature of blanket sales requires a build-up of inventory in the post-July "off season" and a corresponding need for working capital.

PROPERTIES

         The Company subleases approximately 55,000 square feet of space at premises located at 48 to 78 Hanna Street, Noble Park, Victoria, Australia for its manufacturing operations pursuant to the terms of a sublease agreement dated as of November 22, 1997 among Vincent David Smart and VS Access Pty Ltd. and Newton Grace (the "First Hanna Street Lease"). The First Hanna Street Lease provides for an initial three year term, with two renewal options of three years each, no rental payments during the first two years, an annual rental payment of $306,000 in the third year, and annual increases thereafter based upon a Consumer Price Index factor. The Company also subleases approximately 50,000 square feet of space at premises located at 90 Hanna Street,

Noble Park, Victoria, Australia for its administrative and management operations and for warehousing pursuant to the terms of a sublease agreement dated as of June 30, 1998 among Pamdale Investments Pty Ltd. and Playbyrne Pty Ltd (an affiliate of the Player Group) and Newton Grace (the "Second Hanna Street Lease" and, together with the First Hanna Street Lease, the "Hanna Street Leases"). The Second Hanna Street Lease provides for an initial three year term, with a renewal option for an additional four years, an annual rental payment of $220,000 in the first year, and annual increases thereafter equal to the greater of a Consumer Price Index factor or three (3%) percent.

EMPLOYEES

         As of April 27, 1999, the Company employed a total of 155 employees. Of such employees, 134 were engaged in manufacturing, 5 in engineering, 3 in sales and marketing, and 13 in administration and finance. The Company is and will be highly dependent upon the continued service of its key senior management personnel and its continuing ability to attract and retain highly qualified managerial personnel. Competition for such personnel is intense and there can be no assurance that the Company can retain its key managerial employees or that it can attract, assimilate or retain other highly qualified managerial personnel in the future. None of the Company's employees are represented by a labor union. The Company has not experienced any work stoppages and considers its relations with its employees to be good.

LITIGATION

         Linda is not a party to any other material litigation, and the Company is currently not aware of any other pending or threatened litigation that could have a material adverse effect on Linda's business.

LINDA MANAGEMENT

         The directors and executive officers of Linda are as follows:

         Name                               Age               Company Positions
         ----                               ---               -----------------
         Geoffrey R. Player                 53                Chairman

         Adrian D. Wischer                  42                Managing Director

         Francis D. Spencer                 58                Director

         Adam L. Goldberg                   39                Director

         Garry John Watkins                 48                General Manager

         Set forth below is a brief background of the Executive Officers and Directors of Linda, based upon information supplied by them.

          Biographical information for Geoffrey R. Player, Adrian D. Wischer, Francis D. Spencer, and Adam L. Goldberg is set forth above. See "Proposal I:
Agreement Proposal - Management After the NetLive Purchase."

         Garry John Watkins has been General Manager of Newton Grace/Linda since November 1997. He has also been Secretary and a Director of Roxholme Grove Pty Ltd since July 1995. Prior thereto, Mr. Watkins was Secretary of Woodpecker Productions, a furniture manufacturer, from November 1994 until its acquisition by Roxholme Grove Pty Ltd in June 1995. From 1984 to 1994, he was Commercial Manager and then Secretary of Players Biscuits Pty Ltd. Mr. Watkins also was a group accountant at Toy Traders Pty Ltd, a toy importer (1983-1984), and a state accountant and assistant manager at Patra Sales Pty Ltd, a juice manufacturer (1973-1983). Mr. Watkins earned an Accountancy Certificate from Bankstown Technical College and is a Certified Practicing Accountant.

         Linda has the following significant employees:

         Name                       Age                Company Position
         ----                       ---                -----------------
         Bryce W. Russell           39                 Marketing Manager
         Richard W. Morrison        53                 National Account Manager
         Stephen C. Townsend        41                 Logistics Manager
         Kenneth J. MacDonald       38                 Factory Manager

         Bryce W. Russell has been Marketing Manager of Newton Grace/Linda since March 1996. In that capacity, his responsibilities include developing a marketing plan for electric blankets, kettles, toasters, iron, and hair care products, manage the advertising budget, develop sales strategies and manage implementation of sales promotions, make recommendations for new products, implement and launch new products, and appraise and enhance sales performance. Prior thereto, he was employed by Philips Electronics, as National Marketing Manager from May 1995 to March 1996 and as National Business Manager from November 1994 to May 1995. From 1986 to 1994, he was employed by Kraft Foods Limited, as Trade Marketing and Sales Operations Manager (January 1994 to November 1994), National Account Manager (April 1993 to January 1994), Category Development Manager (August 1991 to April 1993), National Field Sales Manager (August 1990 to August 1991), Sales System Manager (August 1988 to August 1990), and Key Account Representative (July 1986 to August 1988). Mr. Russell has also been an Agent for Zurich Australian Life Insurance (1985 to 1986) and was employed in various capacities by BP Australia Limited from 1981 to 1985. He earned a Bachelor of Economics degree from University of Adelaide in 1980.

         Richard W. Morrison has been employed by Newton Grace/Linda since 1983, first as a

Sales Manager and currently as National Account Manager. He is responsible for achieving sales targets throughout Queensland, Western Australia, South Australia, and Victoria (Australian states), managing major national accounts, and directing and monitoring sales agents. Prior thereto, Mr. Morrison was Sales Manager for Goldberg Sportswear (1982 to 1983), National Sales Manager for a sportswear division of Beacham & Rattray (1972 to
1982), and a Sales Representative and Department Manager for Melbourne Sports Depot (1962 to 1972). He completed Middle Park High School in 1962.

         Stephen C. Townsend joined Linda in March 1999 as Logistics Manager. His responsibilities include managing purchasing and logistics for raw materials, supervising outsourced manufacturers, managing the warehouse, automating and computerizing operations, and preparing Linda for electronic commerce with its major customers. Mr. Townsend was Logistics Manager of Music Link Australia Pty from September 1997 to December 1998, Logistics Manager - Car Systems of Philips Electronics Australia Limited from November 1995 to September 1997, and Logistics/Purchasing Manager of Esselte Meto Australia Pty Ltd. from March 1994 to November 1995. He was employed by Adidas Australia Pty Ltd from March 1989 to March 1994, as a Shipping Manager and then as a Logistics Manager. Mr. Townsend completed high school in 1976.

         Kenneth J. MacDonald has been Factory Manager of Newton Grace/Linda for the past year. He has been employed by the company since 1977, as a Production Supervisor (May 1995 to present), Technical Officer (1994 to May 1995), Research and Development Officer (1986 to 1995), Moulding Production Supervisor (1985 to
1995), Maintenance Supervisor (1983 to 1995), Apprentice Supervisor (1983 to
1992), Maintenance Fitter (1981 to 1983), and Apprentice Fitter and Turner (1977 to 1981). Mr. MacDonald graduated from Huntingdale Technical School (1976) and has earned a Certificate of Proficiency, Fitting and Turning (1981) and a Certificate of Technology, Mechanical Design Drafting (1983).

EXECUTIVE COMPENSATION

         The following table sets forth certain summary information with respect to the compensation paid by Newton Grace for services rendered in all capacities to each of the persons during the last fiscal year by those persons indicated. Newton Grace had no other executive officer whose total annual salary and bonus exceeded $100,000 for its last fiscal year:

                           Summary Compensation Table

                                Fiscal Year Ended
                                  June 30, 1998

Name                                Position                  Salary                   Bonus
----                                --------                  ------                   -----
Geoffrey R. Player                  Executive Chairman       A$543,244(10)          A$350,000
                                    Managing Director

Garry J. Watkins                    General Manager          A$180,977(11)                _

EMPLOYMENT AGREEMENTS

         None of Linda's officers or other employees are subject to any written employment agreements. All of Linda's officers and employees are employees at will.

COMPENSATION OF DIRECTORS

         The Board of Directors of Linda may authorize the payment of compensation to directors for their attendance at regular and special meetings of the Board and for attendance at meetings of committees of the Board as is customary for similar companies. Directors will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with their duties to Linda.

OTHER COMPENSATION

         Linda provides statutory superannuation (retirement benefits similar to American 401(k) plans) for its employees, including its executive officers. No other retirement or similar program has been adopted by Linda. Other benefits may be adopted by Linda for its employees in the future.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

          Geoffrey Player and his wife Vicki, personally, and Oxford Banner Pty Limited, Noble Heights Pty Limited, Newton Grace, Modara, Playbyrne, and Budbox have entered into agreements with National Australia Bank guaranteeing the payment of any amounts owing by Linda to the NAB under the NAB Facilities. See "Proposal I: Agreement Proposal - The Loan and Other Facilities."

--------
    10 Consists of A$200,000 in fiscal year 1998 management fees, A$300,000 in prepaid 1999 management fees and A$43,244 in business related travel expenses. 2

    11 Consists of A$130,000 in consulting fees and A$50,977 in business related travel expenses.

                             SELECTED FINANCIAL DATA

         The selected financial data for the three years in the period ended June 30, 1998 are derived from the financial statements of Newton Grace, included in the Company's Current Report on Form 8-K/A-1 dated December 31, 1998, which Report accompanies this Proxy Statement, which have been audited by PricewaterhouseCoopers, independent auditors, as stated in their report appearing therein. All amounts for the fiscal years ended June 30, 1996, 1997 and 1998 are presented in US$ thousands. The selected financial data for each of the fiscal years ended June 30, 1994 and 1995 are derived from unaudited financial statements of Newton Grace not included herein and are presented in A$ thousands. The financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements, including the notes thereto, accompanying this Proxy Statement.


                                                                       Year Ended June 30
                                                                       ------------------
                                              1994              1995             1996             1997       1998
                                             (A$000)          (A$000)          (US$000)         (US$000)   (US$000)
INCOME STATEMENT DATA:
Net sales..................................   $19,755          $19,999         $13,700          $15,502    $11,774

Cost of goods sold.........................    13,167           12,050           8,783            9,362      7,638

Gross profit...............................     6,588            7,949           4,917            6,140      4,137

Operating income...........................     3,272            5,768           2,088            3,246      1,271

Interest income (expense), net.............      (777)          (1,174)          1,015              842        552

Income taxes...............................     1,365            2,308           1,123            1,477        727

Net income.................................     2,685            4,635           1,979            2,610        927

Net income per share.......................      0.34             0.58            0.25             0.33       0.12

BALANCE SHEET DATA (AT END OF PERIODS):
Current Assets.............................    18,320           22,660          18,453           19,887     16,786
Current Liabilities........................     7,842            6,184           2,962            3,337      2,327
Total assets...............................    23,683           26,656          20,555           20,460     21,625
Total liabilities..........................     9,730            8,068           4,447            3,337      2,393
Shareholders' equity.......................    13,953           18,588          16,108           17,123     19,232
Dividends per share........................      0.00             0.00            0.23             0.08       0.00

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
               CONDITION AND RESULTS OF OPERATION OF NEWTON GRACE

         The following discussion and analysis should be read in conjunction with the Financial Statements and notes thereto included elsewhere herein.

GENERAL

         Newton Grace, doing business as "Linda Electric Industries," was one of the leading manufacturers and marketers of electrical household products in Australia. Newton Grace's primary business was the manufacture, marketing and sale of durable electric blankets, electric kettles, and other small electrical household products, primarily through major retailers in Australia.

         Newton Grace's product categories included products manufactured by Newton Grace and products manufactured by outside suppliers and sold under Newton Grace's brand names. Among the products manufactured by Newton Grace are the following:

                  Electric blankets
                  Electric footwarmers
                  Electric heating pads
                  Electric kettles and urns

         Among the products manufactured by third parties and sold under Newton Grace's brand names are the following:

                  Electric irons
                  Electric hair driers and other hair care products Electric toasters
                  Electric sandwich makers
                  Electric blenders and grinders
                  Electric stick mixers
                  Electric fans

         Newton Grace products were sold predominantly under the brand name "Linda." Products sold under the Linda brand name enjoy a long-standing reputation for quality and reliability in Australia.

         The Linda business has been seasonal, with its highest revenue levels occurring in the fourth fiscal quarter. This period, which includes the Australian winter selling season, accounts for a significant portion of total revenues and profitability.

RESULTS OF OPERATIONS

Year Ended June 30, 1998 Compared to Year Ended June 30, 1997

         Net sales decreased by 24.0% to $11,774,468 in the year ended June 30, 1998 from $15,502,040 in the year ended June 30, 1997. The sales decrease is attributable to two major factors. Firstly, the A$ fell from US$0.77 to US$0.68, a fall of 12%. This translates directly to a proportional reduction in US$ sales. Secondly, a relatively warm winter reduced the demand for electric blankets, which comprise about two thirds of the Company's sales. Gross profit for the year ended June 30, 1998 was $4,136,570 compared to $6,140,455 for the year ended June 30, 1997, a 32.6% decrease. Again, 12% of this fall is directly attributable to the fall in the A$. The Gross Profit fall, of 21% in A$, is attributed to inefficiencies in production caused by the lower sales and a general increase in manufacturing costs. Gross margin was 35.1% and 39.6% of sales for the years ended June 30, 1998 and 1997, respectively. The decrease in gross margins was due to the manufacturing cost increases that were unable to be passed on to customers.

         Operating expenses decreased by 1.0% in US$ terms, to $2,865,434 for the year ended June 30, 1998 compared to $2,894,542 in 1997. In fact expenses rose 11% in A$ terms. 1998 saw an increase in selling, general and administrative expenses. This increase was offset to some degree by a reduction in provisions for stock, warranties and redundancy pay compared to the prior year. Operating expenses were 24.3% and 18.7% of sales for the years ended June 30, 1998 and 1997, respectively.

         Net income decreased 64.5% to $926,640 in the year ended June 30, 1998 as compared to net income of $2,610,349 in the year ended June 30, 1997. This decrease was attributable to the 12% decline in the A$ and to the Gross Profit decline and expense increase outlined above.

Year Ended June 30, 1997 Compared to Year Ended June 30, 1996

         Net sales increased by 13.2% to $15,502,040 for the year ended June 30, 1997 compared to $13,700,067 for the year ended June 30, 1996. The sales increase is attributable to new products introduced into the market and a large promotion of hair care products. Gross profit for the year ended June 30, 1997 was $6,140,455 compared to $4,917,377 for the year ended June 30, 1996, an increase of 24.9%. The increase in 1997 was due to increased sales volume. Gross margin was 39.6% and 35.9% of sales for the years ended June 30, 1997 and 1996, respectively. The increase in gross margin was attributable to increased sales volume.

         Operating expenses were $2,894,542 for the year ended June 30, 1997 compared to $2,829,558 in the comparable 1996 period, an increase of 2.3%. The increase in operating expenses is primarily attributable to provisions for warranties, redundancy pay, and doubtful debts in 1997, which more than offset decreases in selling, general, and administrative expenses.

         Net income increased 31.9% to $2,610,349, in the year ended June 30, 1997 compared to

$1,979,302 in the year ended June 30, 1996.


LIQUIDITY AND CAPITAL RESOURCES

         The Company's cash provided by operating activities was $2,213,396, $1,499,817 and $376,505 in the years ended June 30, 1998, 1997 and 1996, respectively. The increase in cash provided by operating activities in fiscal 1998 compared to 1997 was primarily attributable to more favorable trading terms negotiated with a major supplier, from cash collections 90 days net to 14 days 4% settlement discount. The increase in cash provided by operating activities in 1997 compared to 1996 was primarily attributable to a decrease of approximately $1,015,000 in income taxes paid.

         Cash provided by (used in) investing activities was $(10,369,710), $3,645,202 and $1,765,469 in the years ended June 30, 1998, 1997 and 1996, respectively. The decrease in cash provided by investing activities in 1998 compared to 1997 is primarily attributable to (i) the payment of a $8,775,000 term deposit of which the National Australia Bank has an offset against Budbox Pty Ltd, Newton Grace's corporate parent, and (ii) amounts paid to related parties of $1,700,557 in fiscal 1998. The increase in cash provided by investing activities in 1997 compared to 1996 is primarily attributable to cash bank bills of three months and under three months duration.

         Cash provided by (used in) financing activities were $144,456, $(672,860) and $(1,870,960) for the years ended June 30, 1998, 1997 and 1996, respectively. Cash provided by financing activities during the year ended June 30, 1998 consists of an increase in a bank overdraft. Cash used in financing activities in 1997 and 1996 were attributable to dividends paid to Newton Grace's shareholders.

          The Company anticipates that it will be able to meet its cash requirements for fiscal 1999 with a combination of cash flow from operations, current cash balances, and/or borrowings under the NAB Facilities. See "Proposal
I: Agreement Proposal - The Loan and Other Facilities."

"YEAR 2000" PROBLEM. The Company is aware of the issues associated with the programming code in existing computer systems being acquired from Newton Grace by Linda as the millennium (Year 2000) approaches. The "Year 2000" problem is pervasive and complex as virtually every computer operation will be affected in some way by the rollover of the latter two digit year value to 00. The issue is whether computer systems will properly recognize date sensitive information when the year changes to 2000. Systems that do not properly recognize such information could generate erroneous data or cause a system to fail. The Company has upgraded its computers and believes that they are Year 2000 compliant and that the "Year 2000" problem will not have a material adverse effect upon the Company.

REASONS WHY THE BOARD OF DIRECTORS RECOMMENDS APPROVAL OF AGREEMENT PROPOSAL

         The Board of Directors of the Company recommends the NetLive Purchase and the Asset Purchase for two primary reasons. First, to operate a consumer electric goods business while gaining access to capital markets. This capital would be used to expand Linda's existing business, to fund new product development and technological advances in the Company's products, and to enable the Company to acquire compatible businesses. Second, to develop a United States presence with a view to selling the Company's products in the United States and potentially developing local manufacturing and/or distribution.

         AS A RESULT, THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL OF THE AGREEMENT AND THE ISSUANCE OF THE ACQUISITION SECURITIES.

         CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

         Because the NetLive Purchase and the Asset Purchase are treated, for accounting purposes, as a reverse merger in which Newton Grace becomes the accounting acquirer, the historical financial statements of Newton Grace replace those of the Company. Audited financial statements at June 30, 1998 and 1997 and for the years ended June 30, 1998, 1997 and 1996 are included in the Company's amended Current Report on Form 8-K/A-1 dated December 10, 1998, a copy of which accompanies this Proxy Statement, and such financial statements are hereby incorporated by reference in this Proxy Statement. Unaudited financial statements at December 31, 1998 and for the six months and three months ended December 31, 1998 are included in the Company's quarterly report on Form 10-QSB for the quarter ended December 31, 1998, a copy of which accompanies this Proxy Statement, and such financial statements are hereby incorporated by reference herein. All of these financial statements have been adjusted to reflect the Common Stock and Preferred Stock of the Company as if the NetLive Purchase and the Asset Purchase were consummated and completed on December 31, 1998. Pro forma financial information is not required to be presented because of the reverse merger treatment for accounting purposes.

                          PROPOSAL II: CHARTER PROPOSAL

         The following is a brief summary of the Charter Proposal. This summary does not purport to be complete and is qualified in its entirety by reference to the Amended and Restated Certificate of Incorporation (the "Certificate"), annexed as Exhibit 4.2 and incorporated by reference. Stockholders of the Company are urged to read the Certificate in its entirety.

          The Company previously ceased its historic internet call center business and will continue the consumer electric goods business acquired from Newton Grace. The Company's new business has developed significant brand name recognition under the name "Linda." To reflect the Company's new business, the Board of Directors proposes that Article I of the Company's Certificate of Incorporation be amended to change the name of the Company from NetLive

Communications, Inc. to Lindatech Inc.

         The Company was unable to issue all of the Acquisition Securities to the Purchasers because the Company does not have a sufficient number of authorized shares of Common Stock or Preferred Stock. Presently, there are only 19,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock authorized. The NetLive Purchase requires the issuance of 27,200,000 shares of Common Stock and 3,400,000 shares of Preferred Stock (on a pre-Reverse Split basis). To permit the issuance of all such Acquisition Securities, the Board of Directors proposes that Article IV of the Company's Certificate of Incorporation be amended to (i) change the number of authorized shares of Common Stock from 19,000,000 shares to 37,000,000 shares (on a post-Reverse Split basis) and (ii) change the number of authorized shares of Preferred Stock from 1,000,000 shares to 4,000,000 (on a post-Reverse Split basis) shares.

         THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL OF THE AMENDMENTS TO THE CERTIFICATE OF INCORPORATION TO CHANGE THE NAME OF THE COMPANY AND TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK AND PREFERRED STOCK.

                    PROPOSAL III: THE REVERSE SPLIT PROPOSAL

         Subject to approval by the stockholders, the Board has authorized the issuance to stockholders of record on April 23, 1999 of 0.294 shares of Common Stock in exchange for each issued and outstanding share of Common Stock. The Board of Directors believes that the Reverse Split is in the best interest of the stockholders because it helps facilitate the transactions contemplated by the Agreement.

         The effect of the Reverse Split encompasses shares of Common Stock reserved for issuance upon the conversion of the Series A Convertible Preferred Stock, options granted or to be granted under stock option plans, and outstanding warrants. As of April 23, 1999, the Company had 3,996,144 shares of Common Stock issuable upon outstanding options, warrants, rights, calls, or other commitments or agreements ("Derivative Rights"). As a result of the Reverse Split, the Company's capital structure will be as follows:

==========================================================================================================================
                                          Common Stock                          Common Stock Pro
                                         Prior to Reverse                       Forma After Reverse
                                       Split/Effectiveness of                    Split/Effectiveness
                                        Restated Certificate                   of Restated Certificate
                                          of Incorporation                       of Incorporation
--------------------------------------------------------------------------------------------------------------------------
Authorized                                 19,000,000                               37,000,000
--------------------------------------------------------------------------------------------------------------------------
Issued and Outstanding                      3,400,000                               9,000,000
--------------------------------------------------------------------------------------------------------------------------
Reserved for Issuance:
--------------------------------------------------------------------------------------------------------------------------
Series A Preferred Stock                   --                                       1,000,000
--------------------------------------------------------------------------------------------------------------------------
Stock Options                                800,000                                1,000,000
--------------------------------------------------------------------------------------------------------------------------
Warrants                                   2,007,500                                590,441
==========================================================================================================================

         In connection with the Reverse Split, a transfer of $789.94 will be deducted from the Company's common stock account and transferred to the additional paid-in capital account as of April 23, 1999, the date on which stockholders of record will be entitled to the issuance of shares, because of the surplus paid-in capital that will arise as a result of the Reverse Split.

         Following the decrease of capital in the common stock account becoming effective, certificates representing the Reverse Split shares will be distributed by American Stock Transfer & Trust Company, the Company's transfer agent, to stockholders upon their tender of their shares of Common Stock held of record as of April 23, 1999.

         Upon effectiveness of the Reverse Split, each share of Common Stock will automatically be combined and changed into 0.294 shares of Common Stock. No additional action on the part of the Company or any stockholder will be required in order to effect the Reverse Split. Stockholders will be requested to exchange their certificates representing shares of Common Stock held prior to the Reverse Split for new certificates representing shares of Common Stock issued as a result of the Reverse Split. Stockholders will be furnished the necessary materials and instructions to effect such exchange. Certificates representing shares of Common Stock subsequently presented for transfer will not be transferred on the books and records of the Company but will be returned to the tendering person for exchange. Stockholders should not submit any certificate until requested to do so. In the event any certificate representing shares of Common Stock is not presented for exchange upon request by the Company, any dividends that may be declared after the Reverse Split with respect to the Common Stock represented by such certificate will be withheld by the Company until such certificate has been properly presented for exchange, at which time all such withheld dividends which have not yet been paid to a public official pursuant to relevant abandoned property laws will be paid to the holder thereof or his designee, without interest.

         No fractional shares of Common Stock will be issued to any stockholder as a result of the Reverse Split. Accordingly, stockholders of record who would otherwise be entitled to receive fractional shares of Common Stock, will, upon surrender of their certificates representing shares of Common Stock, receive a cash payment in lieu thereof equal to the fair value of such fractional share. The fair value of the Common Stock will be based on the average of the high and low sales prices on the effective date of the Reverse Split.

         The issuance of the shares in connection with the Reverse Split will result in no gain or loss or any other form of taxable income for United States federal income tax purposes, and the holding period and tax basis of the shares of Common Stock held prior to the Reverse Split will be transferred to the shares of Common Stock received as a result of the Reverse Split.

         Generally, cash received in lieu of fractional shares will be treated as a sale of the fractional shares and stockholders will recognize gain or loss based upon the difference between the amount of cash received and the basis in the surrendered fractional share.

         This discussion should not be considered as tax or investment advice, and the tax consequences of the Reverse Split may not be the same for all stockholders. Stockholders should consult their own tax advisors to know their individual federal, state, local and foreign tax consequences.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL OF THE REVERSE SPLIT.

                        PROPOSAL IV: THE OPTION PROPOSAL

         Subject to the approval of the stockholders, the Board has authorized an amendment to the terms of the Company's 1996 Stock Option Plan to increase the number of shares of Common Stock reserved for issuance under the Option Plan from 800,000 (on a pre-Reverse Split basis) to 1,000,000 (on a post-Reverse Split basis). The purpose of this amendment to the Option Plan is to expand the Company's ability to incentivize its key employees, officers and directors and to attract, retain and motivate individuals upon whom the Company's sustained growth and financial success depends.

         As of April 23, 1999, there are options outstanding to purchase an aggregate of 584,895 shares of Common Stock (on a post-Reverse Split basis) pursuant to the Option Plan.

         All other terms of the Option Plan will remain unchanged by this proposed amendment. Stockholders are urged to read the description of the Option Plan included in the amendment to the Company's Annual Report on Form 10-KSB/A-1 for the year ended March 31, 1998, a copy of which accompanies this Proxy Statement.

         THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" AMENDMENT TO THE OPTION PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK RESERVED FOR ISSUANCE UNDER THE OPTION PLAN.

                       PROPOSAL V: THE SETTLEMENT PROPOSAL

         The Board seeks approval and ratification by the stockholders of the Settlement Agreements between the Company and each of Michael Kharitonov, Andrew Schwartz, and Jeffrey Wolf, former officers and directors of the Company. The Board of Directors believes that the Settlement Agreements are in the best interests of the stockholders because they helped facilitate the transactions contemplated by the Agreement. Specifically, the Settlement Agreements provide for resignations of the now former officers and directors, forfeiture of all of their stock options, extended lock-up agreements as to shares of Common Stock owned by them, and mutual releases with the Company. These actions permitted a change in control of the Company, whereby the Player Group is able to assume management of the Company.

         THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL AND RATIFICATION OF THE SETTLEMENT AGREEMENTS WITH THE COMPANY'S FORMER OFFICERS AND DIRECTORS.

                        FISCAL 1999 STOCKHOLDER PROPOSALS

         The Company intends to hold an Annual Meeting in 1999 and stockholder proposals in order to be included in the Company's proxy statement must be received by the Company at a reasonable time before the 1999 Annual Meeting of Stockholders.


                       DOCUMENTS INCORPORATED BY REFERENCE

         The following documents accompany this Proxy Statement and are incorporated by reference in this Proxy Statement: the Company's amended Annual Report on Form 10-KSB/A-1 for the year ended March 31, 1998; the Company's Current Report on Form 8-K dated December 10, 1998, describing the NetLive Purchase and the Asset Purchase; the Company's amended Current Report on Form 8-K/A-1 dated December 10, 1998, containing audited financial statements at June 30, 1998 and 1997 and for the years ended June 30, 1998, 1997 and 1996 and unaudited financial statements at December 31, 1998 and for the six months ended December 31, 1998; and the Company's quarterly report on Form 10-QSB for the quarter ended December 31, 1998, which contains unaudited financial statements at December 31, 1998 and for the six months and three months ended December 31, 1998.

PROXY CARD FRONT

                          NETLIVE COMMUNICATIONS, INC.

                      PROXY SOLICITED BY BOARD OF DIRECTORS

         The undersigned hereby constitutes and appoints Adrian D. Wischer and Adam L. Goldberg, and each of them, with full power of substitution, as proxies to represent the undersigned and vote all the shares of Common Stock of NetLive Communications, Inc., which the undersigned is entitled to vote at the Special Meeting of Shareholders to be held on May 11, 1999, at 10:00 a.m. local time at One World Trade Center, 87th Floor, New York, New York, and at any adjournments thereof, in the following manner:

         Management recommends that you vote FOR each of Proposals 1, 2, 3, 4, and 5.

         1. Proposal to approve the issuance of 27,200,000 shares of Common Stock and 3,400,000 of Series A Preferred Stock in connection with the acquisition of substantially all the assets of Newton Grace Pty Limited by Linda Industries Pty Limited, a wholly-owned Australian subsidiary of the Company, and all related transactions pursuant to an Amended and Restated Stock Purchase and Reorganization Agreement.

                  [   ]  FOR        [     ] AGAINST            [     ]  ABSTAIN

         2. Proposal to authorize an amendment to the Company's Certificate of Incorporation to change the name of the Company to Lindatech Inc. and to increase the number of authorized shares of Common Stock (to 37,000,000) and Preferred Stock (to 4,000,000).

                  [   ]  FOR        [     ] AGAINST            [     ]  ABSTAIN

         3. Proposal to approve a 3.4 to 1 reverse stock split of each issued and outstanding share of Common Stock and Preferred Stock.

                  [   ]  FOR        [     ] AGAINST            [     ]  ABSTAIN

         4. Proposal to approve an amendment to the Company's 1996 Stock Option Plan to increase the number of shares of Common Stock reserved for issuance to 1,000,000.

                  [   ]  FOR        [     ] AGAINST            [     ]  ABSTAIN

         5. Proposal to ratify and approve Settlement Agreements with the Company's former officers and directors.

                  [   ]  FOR        [     ] AGAINST            [     ]  ABSTAIN


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




         IN ACCORDANCE WITH THEIR BEST JUDGMENT, the Proxy is authorized to vote upon any other matter which may properly come before the Meeting.

         THIS PROXY, IF PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN. UNLESS OTHERWISE DIRECTED, OR IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3, 4, and 5.


Date:                            , 1999


----------------------------------------
Signature


----------------------------------------
Signature if jointly held


                                                     Please date and sign
                                                     exactly as your name
                                                     appears hereon. If shares
                                                     are jointly held, all joint
                                                     owners should sign.
                                                     Trustees and others signing
                                                     in a representative
                                                     capacity shall sign as
                                                     such. If the owner is a
                                                     corporation or partnership,
                                                     a duly authorized officer
                                                     or partner shall sign the
                                                     full corporate or
                                                     partnership name.





55409

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



                                    EXHIBITS


4.1      Certificate of Designation for Series A Convertible Preferred Stock

4.2      Amended and Restated Certificate of Incorporation of the Company






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